Exhibit 4.15

CONFORMED COPY

AGREEMENT

8 FEBRUARY 2007
(as amended by a side letter between the Obligors’ Agent
and the Facility Agent dated 4 July 2007)

US$1,900,000,000

CREDIT FACILITIES

for

IMPERIAL TOBACCO FINANCE PLC
IMPERIAL TOBACCO FINANCE (2) PLC
IMPERIAL TOBACCO ENTERPRISE FINANCE LIMITED
as Borrowers

and

IMPERIAL TOBACCO GROUP PLC
IMPERIAL TOBACCO LIMITED
as Guarantors

with

CITIGROUP GLOBAL MARKETS LIMITED
THE ROYAL BANK OF SCOTLAND PLC
as Mandated Lead Arrangers

THE ROYAL BANK OF SCOTLAND PLC
as Issuing Bank

and

THE ROYAL BANK OF SCOTLAND PLC
as Facility Agent

Allen & Overy LLP

Schedule			Page
1.	Commitments		3
2.	Conditions Precedent Documents		3
	Part 1	To be delivered before First Request	3
	Part 2	For an Additional Guarantor	3
3.	Form of Notices		3
	Part 1	Form of Request	3
	Part 2	Form of Guarantor Accession Agreement	3
4.	Calculation of the Mandatory Cost		3
5.	Form of Transfer Certificate		3
6.	Form of Compliance Certificate		3
7.	Form of Resignation Request		3
8.	Form of Letter of Credit		3

Signatories			3

THIS AGREEMENT is dated 8 February 2007

BETWEEN:

(1)           IMPERIAL TOBACCO FINANCE PLC (registered number 03214426) (Imperial Finance), IMPERIAL TOBACCO FINANCE (2) PLC (registered number 05667337) (Imperial Finance 2) and IMPERIAL TOBACCO ENTERPRISE FINANCE LIMITED (registered number 04856478) (the Borrowers);

(2)           IMPERIAL TOBACCO GROUP PLC (registered number 3236483) (Imperial) and IMPERIAL TOBACCO LIMITED (registered number 01860181) (together, the Original Guarantors);

(3)           CITIGROUP GLOBAL MARKETS LIMITED and THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers (the Mandated Lead Arrangers);

(4)           CITIBANK, N.A., LONDON BRANCH, THE ROYAL BANK OF SCOTLAND FINANCE (IRELAND) and THE ROYAL BANK OF SCOTLAND PLC as original lenders (the Original Lenders);

(5)           THE ROYAL BANK OF SCOTLAND PLC as issuing bank (in this capacity the Issuing Bank); and

(6)           THE ROYAL BANK OF SCOTLAND PLC as facility agent (in this capacity, the Facility Agent).

IT IS AGREED as follows:

1.             INTERPRETATION

1.1          Definitions

In this Agreement:

Acquisition means the acquisition by Maui Acquisition Corporation of the Target Shares.

Acquisition Agreement means the stock purchase agreement in respect of the Target Shares entered into between, amongst others, Maui Acquisition Corporation and Houchens Industries, Inc..

Acquisition Costs means all fees, costs, expenses, stamp, registration or transfer Taxes incurred by (or required to be paid by) any member of the Group in connection with the Acquisition.

Additional Guarantor means a member of the Group which becomes a Guarantor after the date of this Agreement.

Administrative Party means a Mandated Lead Arranger, the Issuing Bank or the Facility Agent.

Affiliate means a Subsidiary or a Holding Company of a person, or any other Subsidiary of that Holding Company.

Availability Period means:

(a)           for a Loan, the period from and including the date of this Agreement to and including the date falling 120 days after the date of this Agreement; and

(b)           for a Letter of Credit, the period from and including the date of this Agreement to and including the date falling one month prior to the Final Maturity Date.

Basel II Framework means the framework for measuring the capital adequacy of banks in the form set out in the paper entitled “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” issued by the Basel Committee on Banking Supervision in June 2004.

Bonds means the following:

Amount (in millions)	Maturity	Issuer
$600	1 April 2009	Imperial Tobacco Overseas B.V.

€1,500	6 June 2007	Imperial Tobacco Finance PLC

£350	13 June 2012	Imperial Tobacco Finance PLC

€1,200	22 November 2013	Imperial Tobacco Finance PLC

£450	22 November 2016	Imperial Tobacco Finance PLC

£200	4 December 2018	Imperial Tobacco Finance PLC

Bond Documents means the agreements and documents to which the Issuer or Imperial Finance are a party governing the terms of the Bonds or their issue.

Break Costs means the amount (if any) which a Lender is entitled to receive under this Agreement as compensation if any part of a Loan or overdue amount is prepaid.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and New York.

Clean-up Period means the period from the first Utilisation Date to the date falling 45 days thereafter.

CNR means the Centre for Non-Residents of HM Revenue & Customs of the U.K.

Commitment means:

(a)           for an Original Lender, the amount set out opposite its name in Schedule 1 (Commitments) under the heading “Commitments” and the amount of any other Commitment, as so designated, it acquires; and

(b)           for any other Lender, the amount of any Commitment, as so designated, as it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Compliance Certificate means a certificate substantially in the form of Schedule 6 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

Confidentiality Undertaking means a confidentiality undertaking substantially in the form recommended by the Loan Market Association or such other form agreed between the Obligors’ Agent and the Facility Agent.

Consolidated Cash and Cash Equivalents means, at any time:

(a)           cash in hand or on deposit;

(b)           bonds, notes or open market commercial paper:

(i)            which mature within one year after the relevant date of calculation; and

(ii)           which have a credit rating of either A-1 by Standard & Poor’s or Fitch or P-1 by Moody’s, or, if no rating is available in respect of such commercial paper or the indebtedness arising in respect thereof, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating;

(c)           Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an acceptable bank;

(d)           securities issued in money market funds where:

(i)            those securities are acquired on terms that they will be acquired or re-acquired by a third party within one year or not more than three months after demand; and

(ii)           the relevant third party has a short term credit rating of A-1 by Standard & Poor’s or Fitch or P-1 by Moody’s or, if no short term rating is available in respect of that third party, an equivalent rating in respect of its long term debt obligations; or

(e)           any other instrument, security or investment approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time.

Consolidated EBITDA means in relation to the Group for a Measurement Period the consolidated profits on ordinary activities before taxation for that Measurement Period:

(a)           after adding back Consolidated Net Interest Payable;

(b)           before taking into account any impact from the post-employment benefits charged under IAS 19, comprising service cost, interest cost, expected return on plan assets, past service costs and the effect of any settlement or curtailment;

(c)           before taking into account any amount attributable to minority interests;

(d)           after adding back depreciation and amortisation;

(e)           before taking into account any items which are represented by:

(i)            profits or losses on the sale or termination of an operation;

(ii)           costs of a fundamental reorganisation or restructuring having a material effect on the nature and focus of the reporting entity’s operations; and

(iii)          profits or losses on the disposal of fixed assets or any of the items which fall within paragraph 20 of Financial Reporting Standard No. 3,

which Imperial disclosed in the audited consolidated accounts of the Group for the relevant financial year as items;

(f)            before taking into account any increase or decrease in the fair value of any financial instrument and any change in the surplus or deficit of any pension scheme operated by a member of the Group, which in either case is reported through the income statement; and

(g)           after adding back an amount equal to any Restructuring Costs,

and, for the purposes of Clause 21.2 (Gearing) only, including the Proforma EBITDA of any business or company acquired during a Measurement Period for the part of the Measurement Period falling before the effective date of that acquisition.

Consolidated Interest Payable means in relation to a Measurement Period all interest charges, periodic financing charges and charges in the nature of interest, including acceptance commission, commitment fee, guarantee fee, fronting fee and the interest element of rental payments or payments under finance or capital leases (whether, in each case, paid, payable or capitalised), incurred by the Group in effecting, servicing or maintaining Consolidated Total Borrowings during that Measurement Period but excluding such charges, commission, fees and payments incurred under (a) the Offer Equity Bridge Facilities and (b) the Offer Facilities.

Consolidated Net Interest Payable means Consolidated Interest Payable less all financing charges and interest charges received or receivable by the Group during the relevant Measurement Period.

Consolidated Total Borrowings means, at any time, the aggregate principal amount of the Financial Indebtedness of the Group falling within paragraphs (a), (b) or (c) of the definition of that term plus the capital element of all rental payments under finance or capital leases entered into by any member of the Group but excluding any Financial Indebtedness under the Offer Facilities or the Offer Equity Bridge Facilities.

Consolidated Total Net Borrowings means at any time Consolidated Total Borrowings less Consolidated Cash and Cash Equivalents.

Credit means a Loan or a Letter of Credit.

Default means an Event of Default or an event which, with the giving of notice, lapse of time, determination of materiality or fulfilment or any other applicable condition (or any combination of the foregoing), in each case as specified in Clause 22 (Default), would constitute an Event of Default.

Environmental Law means any applicable law in any jurisdiction in which any member of the Group conducts business which imposes obligations upon such Group member relating to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

Euro and e means the single currency of the Participating Member States.

Event of Default means an event or circumstance specified as such in Clause 22 (Default).

Extension Option means the option of the Obligors’ Agent to request the Lenders provide the Facility for the Extension Period in accordance with Clause 8 (Extension of Original Maturity Date).

Extension Period means a period from the Original Maturity Date to the date falling 365 days after the Original Maturity Date.

Facility means the credit facility made available under this Agreement.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)           on or before the date it becomes a Lender; or

(b)           by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Obligors’ Agent setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means the Original Maturity Date or, if extended in accordance with the Extension Option, the date falling 365 days after the Original Maturity Date.

Finance Document means:

(a)           this Agreement;

(b)           a Fee Letter;

(c)           a Transfer Certificate;

(d)           the Syndication Letter; or

(e)           any other document designated as such by the Facility Agent and the Obligors’ Agent.

Finance Party means a Lender or an Administrative Party.

Financial Indebtedness means any indebtedness (other than indebtedness owed by one member of the Group to another member of the Group) in respect of:

(a)           moneys borrowed or raised;

(b)           any debenture, bond, note, loan stock, commercial paper or similar instrument;

(c)           any acceptance credit, bill-discounting, note purchase or other similar facility;

(d)           any counter-indemnity obligation in respect of any guarantee, bond, documentary letter of credit or other similar instrument issued by a bank or financial institution;

(e)           any finance lease;

(f)            any receivables purchase, factoring or discounting arrangement under which there is recourse in whole or in part to any member of the Group;

(g)           any currency swap, or interest rate swap, cap or collar arrangement, option or any other derivative instrument;

(h)           any arrangement entered into primarily as a method of raising finance pursuant to which any asset sold or otherwise disposed of by that person is or may be leased to or re-acquired by a member of the Group (whether following the exercise of an option or otherwise); or

(i)            any guarantee, indemnity or other legally binding assurance against financial loss in respect of the indebtedness of any person arising under an obligation falling within (a) to (h) above.

Fitch means Fitch Ratings Ltd or any successor to its ratings business.

Group means Imperial and its Subsidiaries for the time being.

Guarantor means an Original Guarantor or an Additional Guarantor.

Guarantor Accession Agreement means a letter, substantially in the form of Part 2 of Schedule 3 (Form of Notices), with such amendments as the Facility Agent may approve or reasonably require.

Holding Company means a holding company within the meaning of section 736 of the Companies Act 1985.

IAS 19 means International Accounting Standard 19 (1998) (Employee Benefits) issued by the International Accounting Standards Board and effective at 1 January 1999 (as amended and revised from time to time).

Increased Cost means:

(a)           an additional or increased cost;

(b)           a reduction in the rate of return under a Finance Document or on the overall capital of a Finance Party or any of its Affiliates; or

(c)           a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Issuer means Imperial Tobacco Overseas B.V.

Lender means:

(a)           an Original Lender; or

(b)           any person which becomes a Lender after the date of this Agreement.

Letter of Credit means a letter of credit substantially in the form of Schedule 8 (Form of Letter of Credit) or in any other form agreed by the Issuing Bank (acting reasonably) and the Obligors’ Agent.

LIBOR means, for a Term of any Loan or overdue amount:

(a)           the applicable Screen Rate; or

(b)           if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market,

in each case, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

Litigation Report means (together):

(a)           the Form 20-F filed by Imperial with the Securities and Exchange Commission on 2 February 2007; and

(b)           the report dated on or around 7 February 2007 entitled “Hawaii — Report on Maui Product Liability Litigation”.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Majority Lenders means, at any time, Lenders:

(a)           whose share in the outstanding Credits and whose undrawn Commitments then aggregate 66 2/3% or more of the aggregate of all the outstanding Credits and the undrawn Commitments of all the Lenders;

(b)           if there is no Credit then outstanding, whose undrawn Commitments then aggregate 66 2/3% or more of the Total Commitments; or

(c)           if there is no Credit then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3% or more of the Total Commitments immediately before that reduction.

Mandatory Cost means the cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Facility Agent under Schedule 4 (Calculation of the Mandatory Cost).

Margin means, subject to Clause 11.3 (Margin Step-up), the percentage rate per annum as follows:

(a)           from (and including) the date of this Agreement to (and including) the date falling six months after the date of this Agreement, 0.15 per cent. per annum;

(b)           from (but excluding) the date falling six months after the date of this Agreement to (and including) the Original Maturity Date, 0.225 per cent. per annum; and

(c)           if a Borrower exercises the Extension Option, from (but excluding) the Original Maturity Date to (and including) the date falling 365 days after the Original Maturity Date, 0.30 per cent. per annum.

Material Adverse Effect means a material adverse effect on the ability of the Obligors (taken as a whole and taking into account resources of the Group which would be available to the Obligors) to perform their obligations under the Finance Documents.

Material Company means:

(a)           an Obligor;

(b)           a Principal Subsidiary;

(c)           Tobaccor S.A.; and

(d)           John Player & Sons Limited.

Maturity Date means the last day of the Term for a Credit.

Measurement Period means a period of 12 months ending on the last day of a financial year or half-year of Imperial.

Moody’s means Moody’s Investors Service Limited or any successor to its rating business.

Net Proceeds means an amount equal to the proceeds received by any member of the Group net of fees, costs, expenses and taxes incurred by members of the Group.

Obligor means a Borrower or a Guarantor.

Obligors’ Agent means Imperial Finance.

Offer Equity Bridge Facilities means any equity bridge facilities agreement to be entered into by, amongst others, Imperial and Imperial Tobacco Limited relating to the offer for shares in Tiger.

Offer Facilities means any facilities agreement to be entered into by, amongst others, Imperial Finance, Imperial Tobacco Enterprise Finance Limited, Imperial and Imperial Tobacco Limited relating to the offer for shares in Tiger.

Original Financial Statements means the audited consolidated financial statements of the Group for the year ended 30 September 2006.

Original Maturity Date means the date falling 364 days after the date of this Agreement.

Participating Member State means a member state of the European Communities that adopts or has adopted the Euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

Principal Subsidiary means:

(a)           any Subsidiary of Imperial whose net assets or pre-tax profit, at any time after the date of this Agreement, equal or exceed five per cent. (5%) of the consolidated net assets or adjusted consolidated pre-tax profit of the Group at that time, and for the purposes of the above:

(i)            the consolidated net assets of the Group shall be the consolidated net assets of the Group ascertained by reference to the latest audited published consolidated accounts of the Group;

(ii)           the adjusted consolidated pre-tax profit of the Group shall be the aggregate of:

(A)          the consolidated pre-tax profit of the Group ascertained by reference to the latest audited published consolidated accounts of the Group; and

(B)           the consolidated pre-tax profit (the pre-acquisition profit) of any Subsidiary which became a member of the Group during the period for which the latest audited published consolidated accounts of the Group were prepared (an acquired subsidiary) for the part of that period which falls before the effective date of such acquisition calculated in accordance with approved accounting standards used in the preparation of the latest audited published accounts of the Group;

(iii)          the net assets of any Subsidiary shall be the net assets of that Subsidiary calculated in accordance with approved accounting standards used in the preparation of the latest audited published accounts of the Group; and

(iv)          the pre-tax profit of any Subsidiary shall be the pre-taxation profit of that Subsidiary calculated in accordance with approved accounting standards used in the preparation of the latest audited published accounts of the Group plus, in the case of any acquired subsidiary, an amount equal to any pre-acquisition, pre-tax profit, and for the purposes of the above, net assets in respect of the Group or any such Subsidiary means the fixed assets and current assets of the Group or that Subsidiary (as the case may be); and

(b)           a Subsidiary of Imperial to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to those transactions was a Principal Subsidiary.

Proforma EBITDA means in relation to a business or company, the proforma consolidated profits on ordinary activities before taxation of that business or company, adjusted in accordance with paragraphs (a) to (f) (inclusive) of the definition of Consolidated EBITDA, applied mutatis mutandis to that business or company.

Pro rata Share means:

(a)           for the purpose of determining a Lender’s share in a utilisation of the Facility, the proportion which its undrawn Commitment under that Facility bears to all the undrawn Commitments under that Facility; and

(b)           for any other purpose on a particular date:

(i)            the proportion which a Lender’s share of the Credits (if any) bears to all the Credits;

(ii)           if there are no Credits outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)          if the Total Commitments have been cancelled, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled.

PTR Scheme means the Provisional Treaty Relief Scheme operated by CNR and includes any modifications or republications thereof from time to time.

Qualifying Lender means a Lender which is:

(a)           a U.K. Lender;

(b)           a Treaty Lender; or

(c)           a U.K. Non-Bank Lender.

Rate Fixing Day means the second Business Day before the first day of a Term for a Loan, or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Reference Bank means each of HSBC Bank PLC, Citibank, N.A., London Branch and The Royal Bank of Scotland plc and any other bank or financial institution appointed as such by the Facility Agent following consultation with the Obligors’ Agent.

Repeating Representations means the representations which are deemed to be repeated under Clause 19.14 (Times for making Representations).

Request means a request for a Loan and/or a Letter of Credit, substantially in the form of Part 1 of Schedule 3 (Form of Notices).

Reservations means:

(a)           the principles that enforceability may be limited by the laws of administration, liquidation, insolvency, reorganisation, suretyship or similar laws of general application affecting creditors’ rights; and

(b)           any other general principles of law referred to in any legal opinion delivered in connection with the Finance Documents and any qualifications to which any such opinion is subject.

Resignation Request means a letter substantially in the form of Schedule 7 (Form of Resignation Request).

Restructuring Costs means all non-recurring costs, charges or expenses, including, inter alia, redundancy and consultancy costs charged to the consolidated profit and loss account of the Group in connection with the restructuring of the Group or any of its assets following, and as a result of, an acquisition or investment.

Screen Rate means the British Bankers Association Interest Settlement Rate (if any) for US Dollars and relevant Term displayed on the appropriate page of the Reuters screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent may (with the agreement of the Obligors’ Agent) specify another page or service displaying the appropriate rate.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest securing any obligation of any person, or any other agreement or arrangement having a similar effect, in each case created with the intention of conferring a security interest.

Standard & Poor’s means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies Inc. or any successor to its rating business.

Sterling and £ means the lawful currency for the time being of the U.K.

Subsidiary means a subsidiary within the meaning of section 736 of the Companies Act 1985.

Syndication Letter means the syndication letter dated on or about the date of this Agreement between the Mandated Lead Arrangers and the Obligors’ Agent.

Target means CBHC, Inc..

Target Shares means all of the issued shares (of whatever class) in the capital of the Target together with all related rights.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Confirmation means a confirmation by a U.K. Non-Bank Lender that the person beneficially entitled to payments made to that Lender in respect of an advance under a Finance Document is either:

(a)           a company resident in the U.K., or a partnership each member of which is a company resident in the U.K., for U.K. tax purposes; or

(b)           a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and those payments in respect of that advance fall to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Income and Corporations Taxes Act, 1988.

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Term means each period determined under this Agreement:

(a)           by reference to which interest on a Credit or an overdue amount is calculated; and

(b)           for which the Issuing Bank may be under a liability under a Letter of Credit.

Tiger means Altadis, S.A.

Tobacco Master Settlement Agreement means the tobacco master settlement agreement dated 28 November 1998 (as amended from time to time) among 46 of the United States, certain territories of the United States and certain tobacco companies.

Total Commitments means the aggregate of the Commitments of all the Lenders, being the total amount identified as such in Schedule 1 (Commitments) at the date of this Agreement.

Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require, or any other form agreed between the Facility Agent and the Obligors’ Agent.

Transfer Date means, in respect of a Transfer Certificate, the later of:

(a)           the proposed Transfer Date specified in that Transfer Certificate; and

(b)           the date on which the Facility Agent executes that Transfer Certificate.

Treaty Lender means a Lender which is, on the date a payment of interest falls due under this Agreement:

(a)           resident (as defined in the appropriate double taxation agreement) in a country with which the U.K. has a double taxation agreement and which is entitled to a complete exemption under that double taxation agreement from U.K. taxation on interest; and

(b)           does not carry on a business in the U.K. through a permanent establishment with which the payment is effectively connected,

and for this purpose double taxation agreement means any convention or agreement between the government of the U.K. and any other government for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital gains.

U.K. means the United Kingdom of Great Britain and Northern Ireland.

U.K. Lender means a Lender which is within the charge to U.K. corporation tax in respect of, and beneficially entitled to, a payment of interest on a Loan made by a person that was a bank for the purposes of section 349 of the Income and Corporation Taxes Act 1988 (as currently defined in section 840A of the Income and Corporation Taxes Act 1988) at the time the Loan was made.

U.K. Non-Bank Lender means a Lender which is neither a U.K. Lender nor a Treaty Lender and which is:

(a)           a company resident in the U.K. for U.K. tax purposes;

(b)           a partnership each member of which is a company resident in the U.K., for U.K. tax purposes; or

(c)           a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account payments made to it under this Agreement in computing its chargeable profits for the purposes of section 11(2) of the Income and Corporations Taxes Act, 1988,

and which has given a Tax Confirmation to the Obligors’ Agent and the Facility Agent.

United States means the United States of America.

U.S. Dollars and $ means the lawful currency for the time being of the United States.

Utilisation Date means each date on which the Facility is utilised.

1.2          Construction

(a)           In this Agreement, unless the contrary intention appears, a reference to:

(i)            an amendment includes a supplement, novation, restatement or re-enactment, and amended will be construed accordingly;

(ii)           assets includes present and future properties, revenues and rights of every description;

(iii)          an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)          disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)           indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)          know your customer requirements are the identification checks that a Finance Party reasonably requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)         a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)        a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)           a currency is a reference to the lawful currency for the time being of the relevant country;

(x)            a Default being outstanding means that it has not been remedied or waived;

(xi)           a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)          a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiii)         a person includes its successors in title, permitted assigns and permitted transferees;

(xiv)        a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xv)         a time of day is a reference to London time.

(b)           Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)            if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)           if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)          notwithstanding paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)           (i)            Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999; and

(ii)           notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

(d)           Unless the contrary intention appears:

(i)            a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)           a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)          any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(e)           The headings in this Agreement do not affect its interpretation.

2.             FACILITIES

2.1          Term Loan Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a term loan facility in an aggregate amount equal to the Total Commitments.

2.2          Letters of Credit

The Facility includes an option for the Borrowers to request the Issuing Bank to issue Letters of Credit counter-indemnified by the Lenders in aggregate amount equal to $20,000,000 of the Total Commitments.

2.3          Nature of a Finance Party’s rights and obligations

Unless otherwise agreed by all the Finance Parties:

(a)           the obligations of a Finance Party under the Finance Documents are several;

(b)           failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)           no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)           the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)           a debt arising under the Finance Documents to a Finance Party is a separate and independent debt; and

(f)            a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

3.             PURPOSE

3.1          Loan proceeds

Each Loan may only be used in or towards:

(a)           the payment of the purchase price for all the Target Shares under the Acquisition Agreement;

(b)           the Acquisition Costs;

(c)           refinancing Financial Indebtedness of the Target and its Subsidiaries including, without limitation, any letters of credit issued for their account and any Financial Indebtedness owed to the Seller (as defined in the Acquisition Agreement);

(d)           any purchase price adjustment payments to be made under the Acquisition Agreement; and

(e)           after the completion of the Acquisition in accordance with the Acquisition Agreement, general corporate purposes (including, without limitation, making any Tobacco Master Settlement Agreement payments).

3.2          Letters of Credit

Each Letter of Credit may only be issued for general corporate purposes of the Group.

3.3          No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.             CONDITIONS PRECEDENT AND CERTAIN FUNDS

4.1          Definitions

In this Subclause:

Major Breach means a breach of:

(a)           Clause 20.10 (Negative pledge);

(b)           Clause 20.12 (Disposals); or

(c)           Clause 20.17 (Acquisition of Target Shares).

Major Default means any of the following Events of Default but only so far as they relate to an Obligor:

(a)           Clause 22.2 (Non-payment);

(b)           Clause 22.3 (Breach of other obligations) but only in so far as it relates to a Major Breach;

(c)           Clause 22.5 (Misrepresentation) but only in so far as it relates to a Major Representation;

(d)           Clause 22.7 (Insolvency), Clause 22.8 (Winding up), Clause 22.9 (Creditors’ process) or Clause 22.14 (Cessation of Business); or

(e)           Clause 22.12 (Unlawfulness) and Clause 22.13 (Repudiation) except to the extent the Event of Default results from any matter specifically referred to in any legal opinion referred to in paragraph (b) of the definition of Reservations.

Major Representation means any of the following representations contained in this Agreement but only so far as they relate to an Obligor:

(a)           Clause 19.2 (Status);

(b)           Clause 19.3 (Power and authority) but only if this would be reasonably likely to materially and adversely affect the interests of the Finance Parties, and for this purpose no misrepresentation shall be deemed to occur if the only circumstances giving rise to the misrepresentation are those specifically referred to in any legal opinions referred to in paragraph (b) of the definition of Reservations);

(c)           Clause 19.4 (Legal validity); or

(d)           Clause 19.5 (Non-conflict) (other than subparagraph (c) of that clause).

4.2          Conditions precedent to first utilisation of the Facility

The Facility may not be utilised until the Facility Agent has notified the Obligors’ Agent and the Lenders that it has received all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent (acting reasonably). The Facility Agent must give this notification to the Obligors’ Agent and the Lenders promptly upon being so satisfied.

4.3          Further conditions precedent

The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)           the Repeating Representations are correct in all respects; and

(b)           no Default is outstanding or would result from the Loan.

4.4          Limitations

Unless the Facility Agent agrees pursuant to Clause 12.3 (Other adjustments) or otherwise, a Request may not be made (or, if made, shall not be regarded as having been validly made) if, as a result, there would be more than:

(a)           four Loans outstanding; and

(b)           10 Letters of Credit outstanding.

4.5          Certain Funds

(a)           Notwithstanding any term of this Agreement, during the Availability Period for a Loan and in respect of any Credit for the purposes set out in paragraphs (a)-(c) (inclusive) of Clause 3.1 (Loan proceeds) no Lender is entitled to:

(i)            refuse to participate in or make available any such Credit;

(ii)           cancel its Commitment;

(iii)          exercise any right of rescission or similar right or remedy which it may have in relation to any such Credit; or

(iv)          accelerate or cause repayment of any such Credit,

except as provided below in this Subclause.

(b)           Paragraph (a) does not apply if the entitlement arises because:

(i)            the Obligors’ Agent has not delivered or procured the delivery of all of the documents required under Clause 4.2 (Conditions precedent to first utilisation of the Facility) and the delivery of any such documents has not been waived by the Facility Agent;

(ii)           a Major Representation is not correct or will not be correct immediately after any such Credit is made;

(iii)          a Major Default is outstanding or will result from the making of any such Credit; or

(iv)          it is unlawful for the Lender to perform any of its obligations under the Finance Documents.

(c)           Nothing in this Subclause will affect the rights of any Finance Party in respect of any outstanding Default upon expiry of the Availability Period in respect of a Loan, irrespective of whether that Default occurred during the Availability Period in respect of a Loan or not.

5.             UTILISATION - LOANS

5.1          Giving of Requests

(a)           A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)           Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.

(c)           Each such Request is irrevocable.

5.2          Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)           it identifies the Borrower;

(b)           the Utilisation Date is a Business Day falling within the relevant Availability Period;

(c)           the amount of the Loan requested is:

(i)            a minimum of $5,000,000 and an integral multiple of 1,000,000 units of that currency;

(ii)           the maximum undrawn amount available under the Facility on the proposed Utilisation Date; or

(iii)          such other amount as the Facility Agent may agree;

(d)           the proposed currency and Term comply with this Agreement; and

(e)           the payment instructions comply with Clause 17.1 (Place of Payments).

5.3          Advance of Loan

(a)           The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)           The amount of each Lender’s share of a Loan will be its Pro rata Share on the proposed Utilisation Date.

(c)           No Lender is obliged to participate in a Loan if as a result:

(i)            its share in the Credits would exceed its Commitment; or

(ii)           the aggregate amount of all Credits would exceed the Total Commitments.

(d)           If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the relevant Borrower on the Utilisation Date.

6.             UTILISATION – LETTERS OF CREDIT

6.1          Giving of Requests

(a)           A Borrower may request a Letter of Credit to be issued by giving to the Facility Agent a duly completed Request.

(b)           Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. five Business Days before the proposed Utilisation Date.

(c)           Each Request is irrevocable.

6.2          Completion of Requests

A Request for a Letter of Credit will not be regarded as being duly completed unless:

(a)           it identifies the Borrower;

(b)           it specifies that it is for a Letter of Credit;

(c)           the Utilisation Date is a Business Day falling within the relevant Availability Period;

(d)           the amount of the Letter of Credit requested is:

(i)            a minimum amount of $50,000;

(ii)           the maximum undrawn amount available for Letters of Credit under the Facility on the proposed Utilisation Date; or

(iii)          such other amount as the Facility Agent may agree;

(e)           the form of the Letter of Credit is attached; and

(f)            the delivery instructions for the Letter of Credit are specified.

6.3          Issue of the Letter of Credit

(a)           The Facility Agent must promptly notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and the amount of its share of that Letter of Credit.

(b)           The amount of each Lender’s share in a Letter of Credit will be its Pro rata Share on the proposed Utilisation Date.

(c)           If the conditions set out in this Agreement have been met, the Issuing Bank must issue the Letter of Credit on the Utilisation Date.

6.4          Extension of a Letter of Credit

(a)           A Borrower may request that a Letter of Credit issued on its behalf is extended by delivery to the Facility Agent of a notice (an LC Extension Notice) specifying the new proposed Maturity Date (the LC Proposed Maturity Date). Any LC Extension Notice must be served not less than three Business Days before the Maturity Date of that Letter of Credit.

(b)           The Facility Agent must promptly notify the Issuing Bank and each Lender of the details of the extension requested in the LC Extension Notice of the Letter of Credit and the amount of its share of that Letter of Credit.

(c)           The terms of each extended Letter of Credit will remain the same as before the extension, except that:

(i)            its amount may be reduced; and

(ii)           its Maturity Date will be the LC Proposed Maturity Date.

(d)           If the conditions set out in this Clause 6.4 (Extension of a Letter of Credit) and Clause 6.5 (Conditions precedent) have been met, the Issuing Bank must extend the Letter of Credit in the manner requested.

6.5          Conditions precedent

(a)           The Issuing Bank is not obliged to issue or extend any Letter of Credit if as a result:

(i)            a Lender’s share in the Credits would exceed its Commitment; or

(ii)           the Credits would exceed the Total Commitments.

(b)           The Issuing Bank is not obliged to issue or extend any Letter of Credit if either on the date of the Request or date of the Extension Notice or the Utilisation Date or extension date:

(i)            the Repeating Representations are not correct in all material respects; and/or

(ii)           a Default or in the case of an extension, an Event of Default is outstanding or would result from the issue or extension of that Letter of Credit.

(c)           The Issuing Bank has no duty to enquire of any person whether or not any of the conditions precedent set out in this Subclause have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Facility Agent. The

Issuing Bank will have no liability to any person for issuing a Letter of Credit based on any such assumption.

7.             LETTERS OF CREDIT

7.1          General

(a)           A Letter of Credit is repaid or prepaid to the extent that:

(i)            a Borrower provides cash cover for that Letter of Credit;

(ii)           the maximum amount payable under the Letter of Credit is reduced or cancelled in accordance with its terms; or

(iii)          the Letter of Credit has been returned to the Facility Agent by way of cancellation or the relevant Issuing Bank is otherwise satisfied that it has no further liability under that Letter of Credit or that its liability thereunder has been permanently reduced.

The amount by which a Letter of Credit is repaid or prepaid under sub-paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

(b)           If a Letter of Credit or any amount outstanding under a Letter of Credit becomes immediately payable under this Agreement, the Borrower that requested the issue of that Letter of Credit must repay or prepay that amount immediately.

(c)           Cash cover is provided for a Letter of Credit if a Borrower pays an amount in the currency of the Letter of Credit to an interest-bearing account with a Finance Party in London in the name of the Borrower and the following conditions are met:

(i)            the account is with the Facility Agent or the Issuing Bank (if, subject as provided below, the cash cover is to be provided for all the Lenders) or with a Lender (if the cash cover is to be provided for that Lender);

(ii)           until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made:

(A)          to pay the Finance Party for which the cash cover is provided under this Clause or any amounts due to them under Clause 7.5 (Indemnities); or

(B)           if no Default is outstanding, by the relevant Borrower, to the extent the balance in the account exceeds the Issuing Banks share of the outstanding amount of the Letter of Credit; and

(iii)          if requested by the Facility Agent, the Borrower has executed and delivered a security document over that account, in form and substance satisfactory to the Facility Agent or the Finance Party (in either case, acting reasonably) for which the cash cover is provided, creating a first ranking security interest over that account.

References to cash cover exclude any interest accrued on that cash cover.

(d)           The outstanding or principal amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.

(e)           The amount of cash cover will be ignored in calculating the undrawn Commitment of each Lender.

(f)            Any amount standing to the credit of an account maintained by the Borrower under paragraph (c) above will bear interest at a normal market rate for deposits of a similar duration, currency and amount.

7.2          Fees in respect of Letters of Credit

(a)           Each Borrower must pay to the Issuing Bank a fronting fee in respect of each Letter of Credit requested by it in the manner agreed in the Fee Letter between the Issuing Bank and the Obligors’ Agent.

(b)           Each Borrower must pay to the Facility Agent for each Lender a letter of credit fee computed at the rate equal to the then applicable Margin on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Maturity Date. This fee will be distributed according to each Lender’s Pro rata Share, adjusted to reflect any assignment or transfer to or by that Lender.

(c)           Accrued letter of credit fee is payable quarterly in arrear (or any shorter period that ends on the Maturity Date for that Letter of Credit) on the last day of the relevant quarter (or the Maturity Date for that Letter of Credit, if applicable) and the date falling five Business Days after the date on which the Obligors’ Agent receives from the Facility Agent an invoice for such amount. Accrued letter of credit fee is also payable to the Facility Agent on the cancelled amount of any Lender’s Commitment at the time the cancellation is effective if that Commitment is cancelled in full and its participation in the Letters of Credit is prepaid or repaid in full on the later of the date on which such cancellation becomes effective and the date falling five Business Days after the date on which the Obligors’ Agent receives from the Facility Agent an invoice for such amount.

(d)           If a Borrower provides cash cover for any part of a Letter of Credit, then:

(i)            the fronting fee payable to the Issuing Bank and the letter of credit fee payable for the account of each Lender in respect of any part of a Letter of Credit which is the subject of cash cover will continue to be payable until the expiry of that Letter of Credit; but

(ii)           that Borrower will be entitled to withdraw the interest accrued on the amount of the cash cover to pay those fees.

7.3          Claims under a Letter of Credit

(a)           Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a claim).

(b)           Each Borrower that requested the issue of a Letter of Credit must promptly pay to the Facility Agent for the Issuing Bank upon receipt of a written demand an amount equal to the amount of any claim.

(c)           Each Borrower acknowledges that the Issuing Bank:

(i)            is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)           deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)           The obligations of a Borrower under this Clause will not be affected by:

(i)            the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)           any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.4          Indemnities

(a)           Each Borrower must immediately on demand indemnify the Issuing Bank against any loss or liability which the Issuing Bank incurs under or in connection with any Letter of Credit requested by it, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of the Issuing Bank.

(b)           Each Lender must immediately on demand indemnify the Issuing Bank against its share of any loss or liability which the Issuing Bank incurs under or in connection with any Letter of Credit and which has not been paid for by an Obligor, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of the Issuing Bank.

(c)           A Lender’s share of the liability or loss referred to in paragraph (b) above will be its Pro rata Share on the Utilisation Date of the relevant Letter of Credit, adjusted to reflect any subsequent assignment or transfer under this Agreement.

(d)           The relevant Borrower must immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Subclause.

(e)           The obligations of each Borrower and each Lender under this Clause are continuing obligations and will extend to the ultimate balance of all sums payable by that Borrower or that Lender under or in connection with any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)            The obligations of any Lender under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any other person). This includes:

(i)            any time or waiver granted to, or composition with, any person;

(ii)           any release of any person under the terms of any composition or arrangement;

(iii)          the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(iv)          any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)           any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(vi)          any amendment (however fundamental) of a Finance Document, any Letter of Credit or any other document or security;

(vii)         any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(viii)        any insolvency or similar proceedings.

7.5          Rights of contribution

No Borrower will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause.

8.             EXTENSION OF ORIGINAL MATURITY DATE

(a)           The Obligors’ Agent may request that the Original Maturity Date be extended for the Extension Period by giving notice (an Extension Notice) to the Facility Agent no more than 60 days and not less than 30 days before the Original Maturity Date. Any such Extension Notice is irrevocable.

(b)           If an Extension Notice is delivered to the Facility Agent, the Facility Agent must promptly forward a copy of any Extension Notice to the Lenders.

(c)           If on the date of receipt of an Extension Notice:

(i)            the Repeating Representations are correct in all respects; and

(ii)           there is no Default outstanding,

the Original Maturity Date will be extended to the date falling 365 days after the Original Maturity Date.

(d)           Only one Extension Notice may be given.

9.             REPAYMENT

9.1          Repayment of Loans

(a)           Each Borrower must repay the Loans in full on the Final Maturity Date.

(b)           Any amounts repaid under paragraph (a) above may not be re-borrowed.

9.2          Repayment of Letters of Credit

(a)           Each Borrower must repay each Letter of Credit issued on its behalf in full on the earlier of (i) its Maturity Date and (ii) the Final Maturity Date.

(b)           Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above (other than a repayment by way of cash cover pursuant to Clause 7.1(a)(i) (Letters of Credit)) may be re-utilised.

10.          PREPAYMENT AND CANCELLATION

10.1        Mandatory prepayment - illegality

(a)           A Lender must notify the Obligors’ Agent promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Credit.

(b)           After notification under paragraph (a) above:

(i)            each Borrower must repay or prepay the share of that Lender in each Credit utilised by it on the date specified in paragraph (c) below; and

(ii)           the Commitments of that Lender will be immediately cancelled.

(c)           The date for repayment or prepayment of a Lender’s share in a Credit will be:

(i)            ten Business Days following receipt by the Obligors’ Agent of notice from the Lender under paragraph (a) above; or

(ii)           if earlier, the latest date allowed by the relevant law.

10.2        Mandatory Prepayment - disposal

(a)           The Obligors’ Agent must promptly notify the Facility Agent of a disposal by the Group of all or substantially all of the assets of the Group.

(b)           On any such disposal referred to in paragraph (a) above:

(i)            each Borrower must immediately repay or prepay each Credit utilised by it; and

(ii)           the Total Commitments will be immediately cancelled.

10.3        Mandatory prepayment - change of control

(a)           The Obligors’ Agent must promptly notify the Facility Agent if it becomes aware of any person or group of associated persons (being persons acting in concert (within the meaning set out in the City Code on Takeovers and Mergers) and/or any connected persons (as defined in the Income and Corporation Taxes Act of 1988) of those persons) acquiring the right to exercise more than 50% of the votes exercisable at a general meeting of Imperial.

(b)           Unless otherwise agreed by the Lenders, on any such acquisition referred to in paragraph (a) above:

(i)            each Borrower must immediately repay each Credit utilised by it; and

(ii)           the Total Commitments will be immediately cancelled.

10.4        Mandatory prepayment – relevant issuance

(a)           In this subclause:

relevant issuance means the issue, sale or public offering of any debt securities by any member of the Group excluding:

(i)           any issue of Financial Indebtedness in respect of monies borrowed or raised by any member of the Group under any local or bilateral facilities with any bank or financial institution or syndicate of banks or financial institutions or any facilities in respect of monies borrowed or raised by any member of the Group under facilities arranged on a syndicated or club deal basis with up to three banks or financial institutions;

(ii)          any drawings under any syndicated, local or bilateral facilities with any bank or financial institution or syndicate of banks or financial institutions entered into by any member of the Group prior to the date of this Agreement;

(iii)          any Financial Indebtedness incurred under the Finance Documents;

(iv)          any Financial Indebtedness owed by a member of the Group to another member of the Group; and

(v)          any Financial Indebtedness that arises under or in respect of any derivative transaction entered into by any member of the Group for protection against or to benefit from fluctuations in any rate, price, index or credit rating entered into in the ordinary course of business.

(b)           The Borrowers must apply an amount equal to the Net Proceeds of any relevant issuance towards prepaying the Credits.

(c)           Any prepayment under this Subclause must be made promptly following the date upon which the Net Proceeds of the relevant issuance are received by any member of the Group.

10.5        Voluntary prepayment

(a)           The Obligors’ Agent may, by giving not less than five Business Days’ prior notice to the Facility Agent, prepay any Credit at any time in whole or in part.

(b)           A prepayment of part of a Credit must be in a minimum amount of $10,000,000 and integral multiples of $5,000,000 or, if less, the outstanding amount of that Credit.

10.6        Automatic cancellation

(a)           Save as set out in paragraph (b) below the Commitments of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period in respect of Loans.

(b)           The Commitments of each Lender in respect of $20,000,000 relating to Letters of Credit will be automatically cancelled at the close of business on the last day of the Availability Period in respect of Letters of Credit.

10.7        Voluntary cancellation

(a)           The Obligors’ Agent may, by giving not less than five Business Days’ prior notice to the Facility Agent, cancel the Total Commitments in whole or in part.

(b)           Partial cancellation of the Total Commitments must be in a minimum amount of $10,000,000  and an integral multiple of $5,000,000 or, if less, the undrawn amount of the relevant Commitment.

(c)           Any cancellation in part of the Commitments under a Facility will be applied against the Commitments of each Lender under the Facility pro rata.

(d)           The Obligors’ Agent must ensure that if, following any voluntary cancellation of the Commitments under the Facility, the outstanding Loans under the Facility would exceed the relevant Commitment, an amount of the Loans under the Facility equal to the excess shall be prepaid.

10.8        Involuntary prepayment and cancellation

(a)           If a Borrower is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, the Obligors’ Agent may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)           After notification under paragraph (a) above and subject to clause 29.6 (Replacement of Lenders):

(i)            each Borrower must repay or prepay that Lender’s share in each Credit utilised by it on the date specified in paragraph (c) below; and

(ii)           the Commitments of that Lender will be immediately cancelled.

(c)           The date for repayment or prepayment of a Lender’s share in a Credit will be the last day of the current Term for that Credit or, if earlier, the date specified by the Obligors’ Agent in its notification.

10.9        Re-borrowing of Credits

Any voluntary prepayment of a Letter of Credit (other than a prepayment or repayment by way of cash cover pursuant to Clause 7.1(a)(i)(Letters of Credit)) may be re-utilised on the terms of this Agreement. Any mandatory or involuntary prepayment of a Credit may not be re-borrowed.

10.10      Miscellaneous provisions

(a)           Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Credits and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)           All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)           The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)           No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)           Except to the extent expressly set out in this Agreement, no amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

10.11      Application of amounts in cancellation or prepayment

(a)           Any cancellation in whole or in part or voluntary prepayment in whole or in part, will be applied in accordance with the instructions of the Obligors’ Agent.

(b)           Except as set out in this Clause 10, if any amount is mandatorily prepaid under this Agreement (other than, for the avoidance of doubt, pursuant to Clause 10.7(d) (Voluntary cancellation)) the amount prepaid will be applied pro rata against the participations of the Lenders in such Credits as the Obligors’ Agent has directed.

11.          INTEREST

11.1        Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)           Margin;

(b)           LIBOR; and

(c)           Mandatory Cost.

11.2        Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

11.3        Margin Step-up

(a)           For so long as:

(i)            Imperial Finance is in default of its obligations under this Agreement to provide a Compliance Certificate; or

(ii)           an Event of Default is outstanding,

the Margin will be one per cent. above the then applicable Margin.

(b)           On the date on which either:

(i)            Standard & Poor’s publishes a long term credit rating for Imperial equal to or lower than BB+; or

(ii)           Moody’s publishes a long term credit rating for Imperial equal to or lower than Ba1,

the applicable Margin will be increased to a rate which is one per cent. (1.00%) per annum above the rate which would otherwise have been payable.

(c)           The increase in applicable Margin under paragraph (a) above shall remain in effect until the first date thereafter on which both:

(i)            Standard & Poor’s has published a long term credit rating for Imperial equal to or higher than BBB-; and

(ii)           Moody’s has published a long term credit rating for Imperial equal to or higher than Baa3,

on which date any such increase will cease to apply.

(d)           The maximum increase in the applicable Margin under paragraph (a) above will be one per cent. (1.00%) per annum.

(e)           If either Standard & Poor’s or Moody’s ceases to assign a long term credit rating to Imperial, Imperial shall use all reasonable efforts to obtain a substitute long term credit rating from Fitch or another statistical rating agency acceptable to the Facility Agent.

(f)            Following any substitution under paragraph (e) above, references in this Clause 11.3 to Moody’s or Standard & Poor’s or the credit ratings of Moody’s or Standard & Poor’s shall be to such substitute rating agency or the equivalent credit ratings of that substitute rating agency as the case may be.

11.4        Interest on overdue amounts

(a)           If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)           Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. (1.00%) per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)            select successive Terms of any duration of up to three months; and

(ii)           determine the appropriate Rate Fixing Day for that Term.

(c)           Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Term, then:

(i)            the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)           the rate of interest on the overdue amount for that first Term will be one per cent. (1.00%) per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)           The default rate will be determined on each Business Day or on the Rate Fixing Day, as appropriate.

(e)           Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

11.5        Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

12.          TERMS

12.1        Selection

(a)           Each Loan has one Term only.

(b)           A Borrower must select the Term for a Loan in the relevant Request.

(c)           Subject to the following provisions of this Clause 12, each Term for a Loan will be one, two, three or six months or, any other period agreed by the Obligors’ Agent and the Lenders.

(d)           Notwithstanding paragraph (c) above, in order to facilitate the repayment or prepayment in whole or in part of the Facilities, each Term for a Loan may also be any other period of less than one months duration to be selected by the Obligors’ Agent.

12.2        No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date it will be shortened so that it ends on the relevant Final Maturity Date.

12.3        Other adjustments

The Facility Agent and the Obligors’ Agent may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans.

12.4        Notification

The Facility Agent must notify the Obligors’ Agent and the Lenders of the duration of each Term promptly after ascertaining its duration.

13.          MARKET DISRUPTION

13.1        Failure of a Reference Bank to supply a rate

If LIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon London time on a Rate Fixing Day, the applicable LIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

13.2        Market disruption

(a)           In this Clause 13, each of the following events is a market disruption event:

(i)            LIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon London time on the Rate Fixing Day; or

(ii)           the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 30% of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR for the relevant Term.

(b)           The Facility Agent must promptly notify the Obligors’ Agent and the Lenders of the occurrence of a market disruption event.

(c)           After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)            Margin;

(ii)           rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)          Mandatory Cost.

13.3        Alternative basis of interest or funding

(a)           If a market disruption event occurs and the Facility Agent or the Obligors’ Agent so requires, the Obligors’ Agent and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

(b)           Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

14.          TAXES

14.1        Tax gross-up

(a)           Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)           If:

(i)            a Lender is not, or ceases to be, a Qualifying Lender; or

(ii)           an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction),

it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)           Except as provided below, if a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)           Except as provided below, an Obligor is not required to make an increased payment under paragraph (c) above for a Tax Deduction in respect of Tax imposed or levied by the U.K. or any taxing authority of or in the U.K. to a Lender that is not, or has ceased to be, a Qualifying Lender in respect of that payment in excess of the amount that the Obligor would have had to pay had the Lender been, or not ceased to be, a Qualifying Lender.

(e)           Paragraph (d) above will not apply if the Lender has ceased to be a Qualifying Lender by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority.

(f)            An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of Tax imposed or levied by the U.K. or any taxing authority of or in the U.K. if that Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the Tax Deduction would not have been required if the Lender had complied with its obligations under paragraph (i) below.

(g)           If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction required and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(h)           Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Facility Agent for the relevant Finance Party evidence that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(i)            A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate and use their reasonable endeavours in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction and to claim re-imbursement of any Tax paid prior to obtaining that authorisation.

(j)            An Obligor is not required to make an increased payment to a U.K. Non-Bank Lender under paragraph (c) above if HM Revenue & Customs has given (and not revoked) a direction in respect of that U.K. Non-Bank Lender under section 349C of the Income and Corporation Taxes Act 1988 (as that provision has effect on the date on which the relevant U.K. Non-Bank Lender became a party to this Agreement) and the relevant Obligor has notified the relevant U.K. Non-Bank Lender of the precise terms of that notice.

(k)           A U.K. Non-Bank Lender must as soon as reasonably practicable notify the Obligors’ Agent and the Facility Agent of any change to its status that may affect the Tax Confirmation made by that U.K. Non-Bank Lender.

(l)            Each Original Lender hereby confirms that it is not a U.K. Non-Bank Lender.

(m)          A U.K. Non-Bank Lender which is not an Original Lender shall give a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party.

14.2        Tax indemnity

(a)           Except as provided below, the Obligors’ Agent must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)           Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)            that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes or has a permanent establishment; or

(ii)           that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income, gains or profits received or receivable by that Finance Party, however, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)           Paragraph (a) above does not apply to the extent that a loss or liability:

(i)            is compensated for by an increased payment under Clause 14.1(c) (Tax gross-up); or

(ii)           would have been compensated for by an increased payment under Clause 14.1(c) (Tax gross-up) but was not so compensated because an exclusion set out in Clauses 14.1(d), (f) or (j) (Tax gross-up) applied.

(d)           A Finance Party making, or intending to make, a claim under Clause 14.1(a) (Tax gross-up) above must promptly notify the Obligors’ Agent in reasonable detail of the event which will give, or has given, rise to the claim.

14.3        Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)           a Tax Credit is attributable to that Tax Payment; and

(b)           it has used and retained that Tax Credit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-tax position as it would have been in if the Tax Payment had not been made by the Obligor.

14.4        Stamp taxes

The Obligors’ Agent must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable:

(a)           in the U.K. or any jurisdiction in which any Obligor is incorporated or resident for tax purposes in connection with the entry into or performance of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate; or

(b)           in any jurisdiction in connection with the enforcement of any Finance Document.

14.5        Value added taxes

(a)           Any amount (including costs and expenses) payable under a Finance Document by an Obligor is exclusive of any value added tax (or any other Tax of a similar nature) which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)           The obligation of any Obligor under paragraph (a) above will be reduced to the extent that the Finance Party is entitled to repayment or a credit in respect of the relevant Tax.

14.6        Provisional Treaty Relief Scheme

(a)           Each Treaty Lender on and after the date it becomes Party:

(i)            irrevocably appoints the Facility Agent to act as syndicate manager under, and authorises the Facility Agent to operate, and take any action necessary or desirable under, the PTR Scheme in connection with the Facility;

(ii)           shall co-operate with the Facility Agent in completing any procedural formalities necessary under the PTR Scheme, and shall promptly supply to the Facility Agent such information as the Facility Agent may request in connection with the operation of the PTR Scheme;

(iii)          without limiting the liability of any Obligor under this Agreement, shall, within five Business Days of demand, indemnify the Facility Agent for any liability or loss incurred by the Facility Agent as a result of the Facility Agent acting as syndicate manager under the PTR Scheme in connection with the Treaty Lender’s participation in any Credit (except to the extent that the liability or loss arises directly from the Facility Agent’s gross negligence or wilful misconduct); and

(iv)          shall, within five Business Days of demand, indemnify each Obligor for any Tax which such Obligor becomes liable to pay in respect of any payments made to such Treaty Lender arising as a result of any incorrect information supplied by such Treaty Lender under paragraph (ii) above which results in a provisional authority issued by HM Revenue & Customs under the PTR Scheme being withdrawn.

(b)           Each Obligor acknowledges that it is fully aware of its contingent obligations under the PTR Scheme and shall:

(i)            promptly supply to the Facility Agent such information as the Facility Agent may request in connection with the operation of the PTR Scheme; and

(ii)           act in accordance with any provisional notice issued by HM Revenue & Customs under the PTR Scheme.

(c)           The Facility Agent agrees to provide, as soon as reasonably practicable, a copy of any provisional authority issued to it under the PTR Scheme in connection with any Credit to those Obligors specified in such provisional authority.

(d)           All Parties acknowledge that the Facility Agent:

(i)            is entitled to rely completely upon information provided to it in connection with paragraphs (a) and (b) above;

(ii)           is not obliged to undertake any enquiry into the accuracy of such information, nor into the status of the Treaty Lender or, as the case may be, Obligor providing such information; and

(iii)          shall have no liability to any person for the accuracy of any information it submits in connection with paragraph (a)(i) above.

15.          INCREASED COSTS

15.1        Increased Costs

Except as provided below in this Clause 15, the Obligors’ Agent must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)           the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or

(b)           compliance with any law or regulation,

made after the date of this Agreement.

15.2        Exceptions

The Obligors’ Agent need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)           compensated for under another Clause or would have been but for an exception to that Clause;

(b)           a tax on the overall net income of a Finance Party or any of its Affiliates;

(c)           attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation;

(d)           attributable to the period, if any, starting 90 days after any officer of the relevant Finance Party involved with the Facility became aware of that Increased Cost but before the Obligors’ Agent is notified by the Finance Party of the Increased Cost under this Clause 15;

(e)           attributable to the negligence or wilful misconduct of a Finance Party or its Affiliate; or

(f)            attributable only to the implementation or application of or compliance with the Basel II Framework (or any other law or regulation which implements that framework) including any change to the risk-weighting of any Loan (or the risk-weighting of any other exposure to an Obligor under this Agreement which occurs as a result of any change in the financial position or prospects of a Borrower) which results in any change to any internal or external credit rating of an Obligor.

15.3        Claims

(a)           A Finance Party intending to make a claim for an Increased Cost must notify the Obligors’ Agent promptly of the circumstances giving rise to, and the amount of, the claim.

(b)           Any notification must include in reasonable detail the reasons for, and a calculation of, the Increased Cost.

16.          MITIGATION

16.1        Mitigation

(a)           Each Finance Party must, in consultation with the Obligors’ Agent, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)            any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)           that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)          that Finance Party incurring any Mandatory Cost,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)           The Obligors’ Agent must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under paragraph (a) above.

(c)           A Finance Party is not obliged to take any step under paragraph (a) above if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.2        Conduct of business by a Finance Party

No term of this Agreement will:

(a)           interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)           oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)           oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

17.          PAYMENTS

17.1        Place of Payments

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank in New York as it may notify to that Party by written notice for this purpose by not less than five Business Days’ prior notice.

17.2        Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

17.3        Distribution

(a)           Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in New York as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)           The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)           Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

17.4        Currency

(a)           Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)           Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)           A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)           Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)           Each other amount payable under the Finance Documents is payable in U.S. Dollars.

17.5        No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

17.6        Business Days

(a)           If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)           During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

17.7        Partial payments

(a)           If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)            first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)           secondly, in or towards payment pro rata of any accrued interest or fee (including fronting fees and guarantee fees) due but unpaid under this Agreement;

(iii)          thirdly, in or towards payment pro rata of any other principal amount due but unpaid under this Agreement; and

(iv)          fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)           The Facility Agent must, if so directed by all the Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)           This Clause 17.7 will override any appropriation made by an Obligor.

17.8        Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

17.9        Good discharge

Without prejudice to any other term of this Agreement, any payment by an Obligor to the Facility Agent in accordance with this Clause 17 for a Lender constitutes a discharge of its obligations to that Lender in respect of that payment. Accordingly, no Obligor is liable to the Lender if the Facility Agent fails for any reason to make the corresponding payment to that Lender.

18.          GUARANTEE AND INDEMNITY

18.1        Guarantee and indemnity

Each Guarantor jointly and severally irrevocably and unconditionally:

(a)           guarantees to each Finance Party punctual performance by each Borrower of all its obligations under the Finance Documents;

(b)           undertakes with each Finance Party that, whenever a Borrower does not pay any amount when due under any Finance Document, that Guarantor shall immediately on demand by the Facility Agent pay that amount as if it were the principal obligor; and

(c)           indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

18.2        Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3        Reinstatement

(a)           If any discharge (whether in respect of the obligations of an Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of each Guarantor under this Clause 18 will continue as if the discharge or arrangement had not occurred.

(b)           Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

18.4        Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 18 (whether or not known to it or any Finance Party). This includes:

(a)           any time or waiver granted to, or composition with, any person;

(b)           any release of any person under the terms of any composition or arrangement;

(c)           the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)           any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)           any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)            any amendment (however fundamental) of a Finance Document or any other document or security; or

(g)           any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security.

18.5        Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from it under this Clause 18.

18.6        Appropriations

Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)           without affecting the liability of any Guarantor under this Clause 18:

(i)            refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

(ii)           apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)           hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor’s liability under this Clause 18.

18.7        Non-competition

Unless:

(a)           all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full; or

(b)           the Facility Agent otherwise directs,

no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause 18:

(i)            be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)           be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of its liability under this Clause 18;

(iii)          claim, rank, prove or vote as a creditor of any Borrower or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)          receive, claim or have the benefit of any payment, distribution or security from or on account of any Borrower, or exercise any right of set-off as against any Borrower.

Each Guarantor must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 18 or in accordance with any directions given by the Facility Agent under this Clause 18.

18.8        Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

18.9        Limitation

This guarantee does not apply to any liability to the extent it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 151 of the Companies Act 1985.

19.          REPRESENTATIONS

19.1        Representations

Imperial makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.2        Status

Each Obligor is a limited liability company, duly incorporated and validly existing under the laws of England and Wales.

19.3        Powers and authority

Each Obligor has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

19.4        Legal validity

Subject to the Reservations, each Finance Document to which an Obligor is or will be a party constitutes, or when executed in accordance with its terms will constitute its legal, valid, binding and enforceable obligation in accordance with its terms.

19.5        Non-conflict

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents does not and will not conflict with:

(a)           any law or regulation or judicial order applicable to it; or

(b)           its memorandum or articles of association; or

(c)           any document which is binding upon any member of the Group or any of their assets.

19.6        No default

(a)           No Default has occurred and remains unremedied or unwaived.

(b)           No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on a member of the Group or to which their assets are subject which has or could reasonably be expected to have a Material Adverse Effect.

19.7        Authorisations

All authorisations required by the Obligors in connection with the entry into, performance, validity, enforceability and admissibility into evidence of, and the transactions contemplated by, the Finance Documents have been obtained or effected and are in full force and effect.

19.8        Information

To the best of the knowledge, information and belief of Imperial, all factual written information provided by or on behalf of Imperial to the Mandated Lead Arrangers in connection with the Facilities was, at the time the same was provided, true and accurate in all material respects.

19.9        Accounts

The Original Financial Statements:

(a)           were prepared in accordance with approved accounting standards in the U.K.; and

(b)           in conjunction with the notes, gave a true and fair view of the financial condition of the Group as at the date to which they were drawn up and the results of the Group’s operations during the relevant financial period, and as at the date of this Agreement, there has been no material adverse change in the consolidated financial condition of the Group since the date to which those accounts were drawn up.

19.10      Litigation

Save as disclosed in the Litigation Report, no litigation, arbitration or administrative proceedings against any member of the Group are either current or, to the best of its knowledge and belief, threatened or pending which, if adversely determined, could reasonably be expected to have, a Material Adverse Effect.

19.11      Security Interest

The execution of this Agreement, and the exercise by the Obligors of their rights or performance of their obligations under this Agreement, will not result in the existence of, or oblige any member of the Group to create, any Security Interest over all or any part of its present or future assets which would not be permitted to be created pursuant to Clause 20.10 (Negative pledge).

19.12      Pari passu ranking

Under the laws of England and Wales in force at the date of this Agreement, the claims of the Finance Parties against the Obligors under the Finance Documents will rank pari passu with the claims of all other unsecured and unsubordinated creditors of that Obligor, except for obligations which are mandatorily preferred by law applying to companies generally.

19.13      Environmental Compliance

Each member of the Group has complied in all respects with all Environmental Law save to the extent that non-compliance could reasonably be expected not to have a Material Adverse Effect.

19.14      Times for making Representations

(a)           The representations set out in this Clause are made by Imperial on the date of this Agreement.

(b)           With the exception of those matters set out in Clauses 19.6 (No default) to 19.13 (Environmental Compliance) inclusive, each representation set out in this Clause is deemed to be repeated by Imperial on the date of each Request and the first day of each Term, in each case with reference to the facts and circumstances then existing.

20.          UNDERTAKINGS

20.1        Duration

The undertakings in this Clause remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement.

20.2        Financial Information

(a)           Imperial must:

(i)            as soon as the same become available, but in any event within 180 days after the end of each of its financial years, deliver to the Facility Agent the audited consolidated accounts of the Group for that financial year;

(ii)           as soon as the same become available, but in any event within 90 days after the end of the first half of each of its financial years, deliver to the Facility Agent the half yearly financial statements of the Group for that period required to be sent to the holders of Imperial’s listed shares pursuant to the Stock Exchange Publication “Admission of Securities to Listing”, or any equivalent statement or report required to be so delivered by any replacement or successor publication dealing with the information obligations of listed companies;

(iii)          as soon as the same become available but in any event within either 30 days of the same being filed at Companies House or within 180 days of the end of each of its financial years whichever is the earlier, deliver to the Facility Agent the audited accounts of each Borrower for each financial year; and

(iv)          Imperial shall ensure that each set of accounts referred to in paragraphs (i), (ii) and (iii) above (except as may be stated in the notes):

(A)          are prepared in accordance with approved accounting standards in the U.K. or such other accounting standards as agreed in accordance with paragraph (b)(i) below;

(B)           in the case of the accounts referred to in paragraphs (i) and (iii) above, give a true and fair view of the financial condition of the Group or, as the case may be, each Borrower as at the date to which they were drawn up and the results of the Group’s or, as the case may be, each Borrower’s operations during the relevant financial year; and

(C)           in the case of the accounts referred to in paragraph (ii) above, fairly represents the financial condition of the Group during the period to which it relates.

(b)           Imperial must:

(i)            notify the Facility Agent of any change to the basis on which its audited consolidated financial statements are prepared and any change to its financial year end;

(ii)           if requested by the Facility Agent, supply to the Facility Agent:

(A)          a full description of any change notified under paragraph (i) above; and

(B)           sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement;

(iii)          if requested by the Facility Agent (and, if requested by Imperial, the Facility Agent must) enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place Imperial and the Lenders in the same position as they would have been in if the change had not happened. Any agreement between Imperial and the Facility Agent will be, with the prior consent of the Majority Lenders, binding on all the Parties; and

(iv)          if no agreement is reached under paragraph (iii) above on the required amendments to this Agreement, ensure that its auditors or another firm of accountants certify those amendments and the certificate of the auditors or another firm of accountants will be, in the absence of manifest error, binding on all the Parties. In preparing the report the auditors or another firm of accountants will act as independent experts and not as auditors.

20.3        Information - Miscellaneous

Imperial shall:

(a)           supply to the Facility Agent all documents despatched by it to its shareholders generally (or any class of them) or its creditors generally (or any class of them) within two Business Days of the same being despatched;

(b)           supply to the Facility Agent promptly on demand by the Facility Agent, such further information in the possession or control of any member of the Group regarding its financial condition and operations, as it may reasonably request; and

(c)           promptly upon becoming aware of them, supply to the Facility Agent the details of any litigation, arbitration or administrative proceedings which are commenced against any member of the Group and which are or are reasonably likely to be determined adversely to it and which, if so adversely determined, would have a Material Adverse Effect.

20.4        Notification of Default

Imperial shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon it becoming aware of such occurrence.

20.5        Know your customer requirements

(a)           Subject to paragraph (b) below, each Obligor must as soon as reasonably practicable on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)           An Obligor is only required to supply any information under paragraph (a) above, if the necessary information is not already available to the relevant Finance Party and the requirement arises as a result of:

(i)            the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)           any change in the status of an Obligor after the date of this Agreement; or

(iii)          a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a person that is not a Lender before that assignment or transfer.

(c)           Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all applicable know your customer requirements.

20.6        Compliance Certificates

Imperial Finance shall promptly supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)           with each set of financial statements of the Group delivered to it under Clauses 20.2(a)(i) and (ii) (Financial Information) above for a Measurement Period of the Group ending on or after 31 March 2007, a Compliance Certificate signed by one of its directors or senior officers and a list of the Principal Subsidiaries as at the date of those accounts; and

(b)           if the Facility Agent so requests, a certificate signed by one of its directors or senior officers on its behalf certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps (if any) being taken to remedy it.

20.7        Authorisations

Each Obligor shall promptly:

(a)           obtain, maintain and comply with the terms of; and

(b)           supply certified copies to the Facility Agent of,

any authorisation required under any law or regulation to enable it to perform its obligations under the Finance Documents, and to ensure the validity, enforceability and the admissibility in evidence in England and Wales of each Finance Document.

20.8        Compliance with laws

Imperial shall, and shall procure that each member of the Group shall, comply in all respects with all laws (including, without limitation, Environmental Law) to which it is subject, if failure so to comply has or could reasonably be expected to have a Material Adverse Effect.

20.9        Pari passu ranking

Each Obligor shall procure that its payment obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated liabilities, except for liabilities which are mandatorily preferred by law applying to companies generally.

20.10      Negative pledge

(a)           Imperial shall not, and shall procure that no other member of the Group will, create or permit to subsist any Security Interest on any of its present or future assets.

(b)           Paragraph (a) above does not apply to the following Security Interests:

(i)            any lien arising solely by operation of law;

(ii)           any Security Interest existing on or over the assets of any company at the time it becomes a member of the Group after the date of this Agreement, but only if:

(A)          the Security Interest (and the indebtedness secured thereby) was not created in contemplation of the company becoming a member of the Group; and

(B)           the maximum principal amount of the indebtedness secured by the Security Interest is not subsequently increased;

(iii)          any Security Interest existing on or over an asset acquired by a member of the Group after the date of this Agreement, but only if:

(A)          the Security Interest (and the indebtedness secured thereby) was not created in contemplation of the acquisition; and

(B)           the maximum principal amount of the indebtedness secured by the Security Interest is not subsequently increased;

(iv)          any Security Interest over any fixed asset acquired by a member of the Group after the date of this Agreement as security for, or for indebtedness incurred to finance or refinance (within six months of the acquisition), all or part of the consideration for the acquisition of that fixed asset;

(v)           any Security Interest arising over accounts with banks and financial institutions as a result of netting and set-off arrangements existing and/or arising from time to time with those banks and financial institutions which have extended or extend cash management facilities to any member of the Group;

(vi)          any Security Interest over goods purchased by a member of the Group in the ordinary course of its trade arising in favour of the relevant supplier by virtue of the supplier’s retention of title clause and which secures only the purchase price of the goods;

(vii)         any security granted by a member of the Group (other than an Obligor) in favour of another member of the Group;

(viii)        any Security Interest over cash or credit balances on any account arising from the customary general business conditions of any credit institution with whom any member of the Group maintains a banking relationship in the ordinary course of its business; and

(ix)           any Security Interest (other than any Security Interests permitted by paragraphs (i) to (viii) above) securing indebtedness not exceeding in aggregate £100,000,000 (or equivalent).

(c)           If any Obligor creates or permits to subsist any Security Interest on any of its assets contrary to paragraph (a) above but subject to paragraph (b) above all the obligations of the Obligors under this

Agreement shall automatically and immediately be secured upon the same assets, ranking at least pari passu with the other obligations secured on those assets.

20.11      Restrictions on Guarantees

Imperial shall procure that no other member of the Group (other than Imperial) will guarantee (which for the purposes of this Clause 20.11 includes an indemnity or other form of assurance against financial loss) any indebtedness of the Borrowers unless the obligations of the Borrowers under this Agreement are similarly guaranteed, save when such guarantee is given by a member of the Group in connection with netting and set-off arrangements under cash management facilities existing and/or arising from time to time in the ordinary course of its banking arrangements and extended to members of the Group by a bank or financial institution.

20.12      Disposals

Imperial shall not, and shall procure that no other member of the Group shall, either in a single transaction or in a series of transactions, whether related or not, and whether voluntarily or involuntarily, sell, transfer, grant or lease, or otherwise dispose of all or substantially all of the assets of the Group.

20.13      Merger

No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction without the prior approval of the Majority Lenders.

20.14      Change of Business

Imperial shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement.

20.15      Financial Indebtedness

(a)           Imperial shall procure that the aggregate principal amount of outstanding Financial Indebtedness of the Group does not exceed £150,000,000 (or equivalent).

(b)           Paragraph (a) above does not apply to any Financial Indebtedness:

(i)            of the Obligors;

(ii)           under the Bond Documents;

(iii)          incurred by the Issuer under any issue of securities in the debt capital markets the Net Proceeds of which are lent directly or indirectly by the Issuer to an Obligor;

(iv)          incurred by a member of the Group arising in connection with a guarantee, bonding or other similar document or instrument issued to any relevant agency or authority for the purpose of providing a guarantee or assurance for the payment of Tax which is or may become due from any member of the Group in the ordinary course of its business; and

(v)           constituting debit balances on accounts maintained with banks or financial institutions up to the amount of any credit balance of any member of the Group on any account where there is a legal arrangement permitting those balances to be offset.

20.16      The Issuer

Imperial shall procure that the Issuer will not:

(a)           carry on any trade or business;

(b)           own any material assets; or

(c)           incur any material liabilities,

other than:

(i)            the incurrence of any liabilities under or in connection with the Bond Documents or in respect of any other indebtedness permitted under Clause 20.15 (Financial Indebtedness);

(ii)           any receivable owed to the Issuer by Imperial Finance resulting from a loan referred to in Clause 20.15(b)(iii) (Financial Indebtedness) and any liability for Tax incurred by the Issuer in respect of interest on any such loan; and

(iii)          any amount held in cash by the Issuer pending application in servicing the indebtedness referred to in paragraph (i) above.

20.17      Acquisition of Target Shares

The Obligors’ Agent shall:

(a)           promptly supply to the Facility Agent:

(i)            copies of all documents, certificates, notices or announcements issued by Imperial to Imperial’s shareholders in relation to the Acquisition;

(ii)           any information relating to any breach of, default under or waiver or consent in relation to the Acquisition Agreement where such breach, default, waiver or consent would have a material adverse effect on the business, assets or condition of the Group (which for these purposes includes the Target and its Subsidiaries) taken as a whole; and

(iii)          any other information relating to the progress of the Acquisition as the Facility Agent may reasonably request,

in each case except to the extent the Obligors’ Agent is prevented from doing so by any law or regulation or confidentially undertaking binding on it; and

(b)           comply in all material respects with:

(i)           all applicable laws and regulations binding on it and relevant in the context of the  Acquisition; and

(ii)          the Acquisition Agreement where failure to so comply would have a material adverse effect on the business, assets or condition of the Group (which for these purposes includes the Target and its Subsidiaries) taken as a whole.

21.          FINANCIAL COVENANTS

21.1        Interpretation

Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

21.2        Gearing

Imperial shall ensure that the ratio of Consolidated Total Net Borrowings at the end of each Measurement Period ending on or after 1 March 2007 to Consolidated EBITDA for that Measurement Period does not exceed 4.00:1.

21.3        Interest cover

Imperial shall ensure that the ratio of Consolidated EBITDA to Consolidated Net Interest Payable for each Measurement Period ending on or after 1 March 2007 is not less than 4.00:1.

22.          DEFAULT

22.1        Events of Default

Each of the events and circumstances set out in this Clause 22 is an Event of Default.

22.2        Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents at the time, in the currency and in the manner specified in the Finance Documents and (if caused by technical or administrative error) the failure to pay is not remedied within five Business Days of the due date.

22.3        Breach of Financial Covenant

(a)           Imperial is in breach of its obligations under Clause 21.3 (Interest cover).

(b)           Imperial is in breach of its obligations under Clause 21.2 (Gearing), unless it would not otherwise be in breach of its obligations under that clause if for the purposes of calculating the ratio of Consolidated Total Net Borrowings to Consolidated EBITDA, Consolidated Total Net Borrowings had been calculated using the currency translation criteria applied to continuing businesses in the latest profit and loss account of the Group delivered under Clause 20.2 (Financial Information) in respect of the relevant Measurement Period which means applying the average of the foreign exchange rates specified as the daily rate of foreign exchange transactions between each relevant currency (other than Sterling) and Sterling on the Reuters screen WMR spot 16 for each business day of that Measurement Period of the Group, except that:

(i)            if the Reuters screen WMR spot 16 is not available on any day, the next day on which the Reuters screen WMR spot 16 is available will be used in applying the average of the foreign exchange rates; and

(ii)           if the Reuters screen WMR spot 16 is replaced or the service ceases to be available (for more than 10 consecutive days), the Facility Agent (after consultation with the Obligors’ Agent and the Lenders) may specify another page or service displaying the appropriate rate.

Imperial shall supply to the Facility Agent details of the currency translation criteria applied for the purpose of this clause together with each Compliance Certificate under Clause 20.6 (Compliance Certificates).

22.4        Other breaches

An Obligor fails duly to perform or comply with any obligation expressed to be assumed by it in the Finance Documents (other than any referred to in Clause 22.2 (Non-payment) or Clause 22.3 (Breach of Financial Covenant)) and the default (if capable of remedy) is not remedied within thirty days after the Facility Agent has given notice of the default to the relevant Obligor.

22.5        Misrepresentation

Any representation or statement made by Imperial in this Agreement, any request or any information provided pursuant to Clause 20.3 (Information - Miscellaneous) is or proves to have been incorrect or misleading when made or (if applicable) repeated and, where the circumstances making such representation or statements incorrect or misleading are capable of being altered so that such representation or statement is correct or not misleading, such circumstances are not so altered within 30 days of the Facility Agent notifying Imperial of such representations or statement being incorrect or misleading.

22.6        Cross-default

(a)           Any Financial Indebtedness of a member of the Group is not paid when due or within any originally applicable grace period.

(b)           Any Financial Indebtedness of a member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity by reason of a default or an event of default (howsoever described).

(c)           Any creditor of a member of the Group becomes entitled to declare any Financial Indebtedness of all or any of the members of the Group due and payable prior to its specified maturity as a result of a default or an event of default (howsoever described).

(d)           No Event of Default will occur under paragraphs (a), (b) or (c) above if:

(i)            the aggregate amount of the Financial Indebtedness concerned is Euro 35,000,000 (or equivalent) or less; or

(ii)           (A)          the default or event of default concerned arises immediately or promptly upon and directly or indirectly as a result of an acquisition of the business or shares of another company made by a member of the Group;

(B)           the Group has financial resources available to it that are sufficient to refinance the aggregate amount of such Financial Indebtedness without breaching the terms of this Agreement; and

(C)           if applicable, such Financial Indebtedness is repaid within 10 Business Days after becoming due or being declared due and payable prior to its specified maturity (subject to any originally applicable grace period).

22.7        Insolvency

A Material Company:

(a)           is unable to pay its debts as they fall due; or

(b)           commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness; or

(c)           makes a general assignment for the benefit of, or a composition with, its creditors.

22.8        Winding up

A Material Company takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution or reconstruction or for the appointment of a receiver, administrative receiver, administrator or similar officer of it or of all or any part (having an aggregate value of at least Euro 35,000,000 (or equivalent)) of its assets or under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereto) as amended, except if, in any such case:

(a)           the Majority Lenders give their consent; or

(b)           in the case of a Material Company other than Imperial, for the purposes of a reorganisation or reconstruction which is and remains on a solvent basis; or

(c)           it comprises action taken by a creditor in the course of legal proceedings which can be demonstrated to be an abuse of the process of the court or otherwise be frivolous or vexatious and which are being contested in good faith by the relevant Material Company with a reasonable prospect of success.

22.9        Creditors’ process

Any attachment, sequestration, distress or execution affects all or any part (such part having an aggregate value of at least Euro 35,000,000 (or equivalent)) of the assets of a Material Company and is not discharged within 30 days.

22.10      Guarantee

Any guarantee given pursuant to Clause 18 (Guarantee and Indemnity) is not effective, or is alleged by the relevant Guarantor to be ineffective, for any reason.

22.11      Ownership of the Obligors

Each Obligor (other than Imperial) is not or ceases to be a direct or indirect wholly owned Subsidiary of Imperial.

22.12      Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents which obligations could reasonably be considered to be material to the interests of the Finance Parties under the Finance Documents.

22.13      Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.14      Cessation of Business

A Material Company ceases or threatens to cease all or the substantial part of its business except that a Material Company will not be treated as having ceased to carry on all or the substantial part of its business by reason of any disposal on arm’s length terms which is otherwise permitted under the terms of this Agreement.

22.15      Litigation

(a)           Any litigation, arbitration or administrative proceedings or governmental or regulatory investigations, proceedings or disputes are commenced against a Material Company which are or are reasonably likely to be determined adversely to it and which, if so adversely determined, would have a Material Adverse Effect unless such litigation, arbitration, proceeding, investigation or dispute is being contested by such Material Company in good faith and a legal opinion is delivered to the Facility Agent in form and substance acceptable to the Lenders confirming that such Material Company has a reasonable prospect of success in relation to that litigation.

(b)           Any litigation, arbitration or administration proceedings or government or regulatory investigations, proceedings or disputes are finally determined and such determination has a Material Adverse Effect.

22.16      Acceleration

On and at any time after the occurrence of an Event of Default which is then continuing, the Facility Agent may, and shall if instructed to do so by the Majority Lenders, by notice to the Obligors’ Agent:

(a)           cancel the Facility; and/or

(b)           declare that all the Loans, together with accrued interest and all other amounts accrued under this Agreement, be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)           demand that all Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)           declare that full cash cover in respect of each Letter of Credit is immediately due and payable.

22.17      Clean-up Period

Notwithstanding any other terms of this Agreement any event or circumstance which is in existence on the first Utilisation Date and which would constitute a Default or Event of Default will be deemed not to constitute a Default or Event of Default during the Clean-up Period to the extent that:

(a)           such Event of Default results from a default under or in respect of the existing Financial Indebtedness of the Target caused by a change of control occurring as a result of the Acquisition; or

(b)           such event or circumstance:

(i)            relates solely to the Target and its Subsidiaries; and

(ii)           have not been procured, solicited or approved by any member of the Group (which for these purposes shall not include the Target and its Subsidiaries).

23.          THE ADMINISTRATIVE PARTIES

23.1        Appointment and duties of the Facility Agent

(a)           Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(b)           Each Finance Party irrevocably authorises the Facility Agent to:

(i)            perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)           execute each Finance Document expressed to be executed by the Facility Agent.

(c)           The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

23.2        Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

23.3        No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

23.4        Individual position of an Administrative Party

(a)           If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)           Each Administrative Party may:

(i)            carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)           retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

23.5        Reliance

The Facility Agent may:

(a)           rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)           rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)           engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(d)           act under the Finance Documents through its personnel and agents.

23.6        Majority Lenders’ instructions

(a)           The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)           The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(c)           The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

23.7        Responsibility

(a)           No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

(i)            any Finance Document or any other document; or

(ii)           any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)           Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)            has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)           has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

23.8        Exclusion of liability

(a)           The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)           No Party may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Clause 23.8 and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)           (i)            Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)           Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

23.9        Default

(a)           The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)           If the Facility Agent:

(i)            receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)           is aware of the non-payment of any principal or interest or any fee payable to a Lender under this Agreement,

it must promptly notify the Lenders.

23.10      Information

(a)           The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to it by a Party for that person.

(b)           Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)           Except as provided above, the Facility Agent has no duty:

(i)            either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)           unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)           In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by that Agent in its capacity as such.

(e)           The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required to any term of the Finance Documents.

(f)            Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

23.11      Indemnities

(a)           Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro rata Share of any loss or liability incurred by it in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)           The Facility Agent may deduct from any amount received by it for a Lender any amount due to it from that Lender under a Finance Document but unpaid.

23.12      Compliance

The Facility Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

23.13      Resignation of the Facility Agent

(a)           The Facility Agent may resign and appoint any of its Affiliates as a successor Facility Agent by giving notice to the Lenders and the Obligors’ Agent.

(b)           Alternatively, the Facility Agent may resign by giving notice to the Lenders and the Obligors’ Agent, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)           If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)           The person(s) appointing a successor Facility Agent must, if practicable, consult with the Obligors’ Agent prior to the appointment. Any successor Facility Agent must have an office in the U.K. and must be capable of performing it’s obligations under this Agreement.

(e)           The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent which it succeeds and the term Facility Agent will mean the successor Facility Agent.

(f)            The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(g)           Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was a Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)           The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

23.14      Relationship with Lenders

(a)           The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)           The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)           The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

23.15      Facility Agents’ management time

If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

23.16      Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

24.          EVIDENCE AND CALCULATIONS

24.1        Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

24.2        Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

24.3        Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

25.          FEES

25.1        Agent’s fee

The Obligors’ Agent must pay to the Facility Agent for its own account an agency fee in the amount set out in and in the manner agreed in the Fee Letter between the Facility Agent and the Obligors’ Agent.

25.2        Arrangement fee

The Obligors’ Agent must pay to the Facility Agent for the account of the Mandated Lead Arrangers an arrangement fee in the amount set out in and in the manner agreed in the Fee Letter between the Mandated Lead Arrangers and the Obligors’ Agent.

25.3        Commitment fee

(a)           The Obligors’ Agent must pay in respect of the Facilities a commitment fee computed at the rate per annum equal to 0.10 per cent. on the undrawn, uncancelled amount of each Lender’s Commitment.

(b)           Accrued commitment fee is payable to the Facility Agent:

(i)            in respect of the Availability Period relating to Loans on the later of the last day of that Availability Period or the date falling five Business Days after the date on which the Obligors’ Agent receives from the Facility Agent an invoice for such amount; and

(ii)           thereafter, quarterly in arrear on the later of the last day of the relevant quarter or the date falling five Business Days after the date on which the Obligors’ Agent receives from the Facility Agent an invoice for such amount.

25.4        Extension Fee

(a)           If a Borrower exercises the Extension Option the relevant Borrower will pay to the Facility Agent for the account of the Lenders on the later of the Original Maturity Date or the date falling five Business Days after the date on which the Obligors’ Agent receives from the Facility Agent an invoice for such amount an extension fee equal to 0.05 per cent. of the Commitments extended on that date.

(b)           Fees payable under paragraph (a) above are payable in U.S. Dollars.

25.5        VAT

Any fee referred to in this Clause 25 is exclusive of any value added tax or any other tax which might be chargeable in connection with that fee. If any value added tax or other tax is so chargeable, it shall be paid by the Obligors’ Agent or Imperial Finance or Imperial Finance 2 (as applicable) at the same time as it pays the relevant fee.

26.          INDEMNITIES AND BREAK COSTS

26.1        Currency indemnity

(a)           The Obligors’ Agent must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)            that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)           that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)           Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

26.2        Other indemnities

(a)           The Obligors’ Agent must indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs as a consequence of:

(i)            the occurrence of any Event of Default;

(ii)           any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)          (other than by reason of negligence or default by that Finance Party) a Credit not being made after a Request has been delivered for that Credit; or

(iv)          a Credit (or part of a Credit) not being prepaid in accordance with a notice of prepayment.

The liability of the Obligors’ Agent in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Credit.

(b)           The Obligors’ Agent must indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent as a result of:

(i)            investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)           acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

26.3        Break Costs

(a)           The Obligors’ Agent must pay to each Lender its Break Costs.

(b)           Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)            the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)           the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)           Each Lender must supply to the Facility Agent for the Obligors’ Agent details of the amount of any Break Costs claimed by it under this Clause 26.3.

27.          EXPENSES

27.1        Initial costs

The Obligors’ Agent must pay to each Administrative Party the amount of all reasonable costs and expenses (including reasonable legal fees) properly incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents provided such costs and expenses do not exceed the amounts agreed by the Obligors’ Agent and the Mandated Lead Arrangers on or before the date of this Agreement.

27.2        Subsequent costs

The Obligors’ Agent must pay to the Facility Agent the amount of all reasonable costs and expenses (including reasonable legal fees) properly incurred by it in connection with:

(a)           the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)           any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement.

27.3        Enforcement costs

The Obligors’ Agent must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

28.          AMENDMENTS AND WAIVERS

28.1        Procedure

(a)           Except as provided in this Clause 28, any term of the Finance Documents may be amended or waived with the agreement of the Obligors’ Agent and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause 28.

(b)           The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

28.2        Exceptions

(a)           An amendment or waiver which relates to:

(i)            the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)           an extension of the date of payment of any amount to a Lender under the Finance Documents except for any extension pursuant to the Extension Option;

(iii)          a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)          an increase in, or an extension of, a Commitment or the Total Commitments except in accordance with the terms of this Agreement;

(v)           a release of a Borrower or a Guarantor;

(vi)          a term of a Finance Document which expressly requires the consent of each Lender;

(vii)         the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(viii)        this Clause 28.2,

may only be made with the consent of all the Lenders.

(b)           An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

28.3        Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Obligors’ Agent) determines is necessary to reflect the change.

28.4        Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)           may be exercised as often as necessary;

(b)           are cumulative and not exclusive of its rights under the general law; and

(c)           may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

29.          CHANGES TO THE PARTIES

29.1        Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

29.2        Assignments and transfers by Lenders

(a)           A Lender (the Existing Lender) may, subject to the following provisions of this Clause 29.2, Clause 29.3 (Assignments and transfers – Issuing Bank) and the terms of the Syndication Letter, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other person (a New Lender).

(b)           The written consent of the Obligors’ Agent is required for any assignment or transfer. The consent of the Obligors’ Agent must not be unreasonably withheld or delayed in the case of a proposed Lender whose published long term credit rating is equal to or higher than BBB in the case of Standard & Poor’s and/or Baa2 in the case of Moody’s.

(c)           The Obligors’ Agent will, in the case of a transfer of rights and obligations in respect of the Facility, be deemed to have given its consent five Business Days after the Obligors’ Agent is given notice of the request unless it is expressly refused by the Obligors’ Agent within that time.

(d)           Unless the Obligors’ Agent and the Facility Agent, acting reasonably, otherwise agree, a transfer of part of a Commitment under this Agreement by the Existing Lender must not result in that Existing Lender or the New Lender having a Commitment in any Facility of less than $50,000,000 (the Minimum Commitment Amount). Any transfer of part of a Commitment held by The Royal Bank of Scotland plc or The Royal Bank of Scotland Finance (Ireland) must not result in the total Commitment of The Royal Bank of Scotland plc and The Royal Bank of Scotland Finance (Ireland) when taken together falling below the Minimum Commitment Amount.

(e)           The Facility Agent is not obliged to execute a Transfer Certificate or approve any confirmation in accordance with paragraph (f)(ii) below until it has completed all know your customer requirements to its satisfaction. The Facility Agent must complete all know your customer requirements expeditiously and must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(f)            A transfer of obligations will be effective only if either:

(i)            the obligations are novated in accordance with the following provisions of this Clause 29; or

(ii)           the New Lender confirms to the Facility Agent and the Obligors’ Agent in form and substance satisfactory to the Facility Agent and Obligors’ Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(g)           Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of $2,000.

(h)           Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

29.3        Assignments and transfers – Issuing Bank

The consent of the Issuing Bank (not to be unreasonably withheld or delayed) is required for any assignment or transfer of any Lenders rights and obligations under this Agreement.

29.4        Procedure for transfer by way of novations

(a)           A novation is effected if:

(i)            the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)           the Facility Agent executes it.

Subject to Clause 29.2(e) (Assignments and transfers by Lenders), the Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(b)           Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(c)           On the Transfer Date:

(i)            the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)           the Existing Lender will be released from those obligations and cease to have those rights.

(d)           The Facility Agent must, as soon as practicable after it has executed a Transfer Certificate, send to the Obligors’ Agent a copy of that Transfer Certificate.

29.5        Limitation of responsibility of Existing Lender

(a)           Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)            any Finance Document or any other document; or

(ii)           any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)           Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)            has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)           has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)           Nothing in any Finance Document requires an Existing Lender to:

(i)            accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29; or

(ii)           support any losses incurred by the New Lender by reason of the non-performance by either Obligor of its obligations under any Finance Document or otherwise.

29.6        Costs resulting from change of Lender or Facility Office

If:

(a)           a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)           as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

29.7        Additional Guarantors

(a)           If Imperial wishes one of its directly or indirectly wholly-owned Subsidiaries to become an Additional Guarantor then it may deliver to the Facility Agent the relevant documents and evidence listed in Part 2 of Schedule 2 (Conditions Precedent Documents).

(b)          The Obligors’ Agent shall, by not less than 10 Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to this Clause 29.7.

(c)           If the accession of an Additional Guarantor requires any Finance Party to carry out know your customer requirements in circumstances where the necessary information is not already available to it, the Obligors’ Agent must as soon as reasonably practicable on request by any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements. Each Finance Party must complete all know your customer requirements in relation to an Additional Guarantor expeditiously and must promptly notify the Existing Lender and the Additional Guarantor if there are any such requirements.

(d)           The relevant Subsidiary will become an Additional Guarantor when the Facility Agent notifies the other Finance Parties and Imperial that it has received all of the documents and evidence referred to in paragraph (a) above. The Facility Agent must give this notification as soon as practicable.

29.8        Resignation of the Guarantor

(a)           The Obligors’ Agent may request that a Guarantor ceases to be a Guarantor by giving to the Facility Agent a duly completed Resignation Request.

(b)           The Facility Agent must accept a Resignation Request and notify the Obligors’ Agent and the Lenders of its acceptance if:

(i)            the Lenders have consented to the Resignation Request;

(ii)           it is not aware that a Default is outstanding or would result from the acceptance of the Resignation Request; and

(iii)          no amount owed by that Guarantor under this Agreement is still outstanding.

(c)           The Guarantor will cease to be a Guarantor when the Facility Agent gives the notification referred to in paragraph (b) above.

(d)           A Guarantor may also cease to be a Guarantor in any other manner approved by the Lenders.

29.9        Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Obligors’ Agent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

30.          DISCLOSURE OF INFORMATION

(a)           Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)            which is publicly available, other than as a result of a breach by that Finance Party of this Clause 30;

(ii)           in connection with any legal or arbitration proceedings;

(iii)          if required to do so under any law or regulation;

(iv)          to a governmental, banking, taxation or other regulatory authority;

(v)           to its professional advisers;

(vi)          to the extent allowed under paragraph (b) below; or

(vii)         with the prior written agreement of the relevant Obligor.

(b)           A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer or other agreement permitted under this Agreement (a proposed recipient):

(i)            a copy of any Finance Document; and

(ii)           any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a proposed recipient may receive any confidential information, it must enter into a Confidentiality Undertaking.

(c)           This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

31.          SET-OFF

Following the occurrence of an Event of Default which remains outstanding, a Finance Party may combine, consolidate or merge all or any accounts of an Obligor with, or liabilities to, that Finance Party and may set off any matured obligation owed by an Obligor under this Agreement against an obligation (whether or not matured) owed by the relevant Finance Party to that Obligor, regardless of the place or payment, booking branch or currency of either obligations. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.          PRO RATA SHARING

32.1        Redistribution

If any amount owing by an Obligor under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)           the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)           the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received and distributed by the Facility Agent under this Agreement; and

(c)           the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

32.2        Effect of redistribution

(a)           The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)           When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)           If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)           If:

(i)            a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)           the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

32.3        Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)           it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)           it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)            the recovering Lender notified the Facility Agent of those proceedings; and

(ii)           the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

33.          SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)           the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)           the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

34.          COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.          NOTICES

In writing

(a)           Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)            in person, by post or fax; or

(ii)           if between the Facility Agent and a Lender and the Facility Agent and the Lender agree, by e-mail or other electronic communication.

(b)           For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)           Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

35.2        Contact details

(a)           Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)           The contact details of the Obligors’ Agent, Imperial Finance 2 and Imperial for this purpose are:

Address:	PO Box 244
Upton Road
Bristol BS99 7UJ

Fax number:	0117 966 7957

Attention:	John Jones

(c)           The contact details of the Facility Agent for this purpose are:

(i)            for operational duties (such as drawdown, interest rate fixing, interest/fee calculations and payments):

Address:	Level 3
2½ Devonshire Square
London
EC2M 4XJ

Fax number:	+44 (0)20 7615 7673

Attention:	Loans Administration/LAU

(ii)           for non-operational matters (such as documentation covenant compliance, amendments and waivers):

Address:	Level 5
135 Bishopsgate
London
EC2M 3UR

Fax number:	+44 (0)20 7085 4564

Attention:	Mark Harrison, Director Syndicated Loans Agency

Email:	mark.harrison@rbos.com

(d)           Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)           Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

35.3        Effectiveness

(a)           Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)            if delivered in person, at the time of delivery;

(ii)           if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

(iii)          if by fax, when received in legible form.

(b)           A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given at 9.00 a.m. on the next working day in that place.

(c)           A communication to the Facility Agent will only be effective on actual receipt by it.

35.4        Obligors

(a)           All formal communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)           All formal communications under the Finance Documents to or from an Obligor (other than the Obligors’ Agent) must be sent through the Obligors’ Agent.

(c)           Each Obligor (other than the Obligors’ Agent) irrevocably appoints the Obligors’ Agent to act as its agent and irrevocably authorises the Obligors’ Agent to:

(i)            give and receive all communications under the Finance Documents;

(ii)           supply all information concerning itself to any Finance Party; and

(iii)          sign all documents under or in connection with the Finance Documents.

(d)           Any communication given to the Obligors’ Agent in connection with a Finance Document will be deemed to have been given also to each other Obligor.

(e)           The Facility Agent may assume that any communication made by the Obligors’ Agent is made with the consent of each other Obligor.

35.5        Personal Liability

If an individual signs a certificate on behalf of a Party and the certificate proves to be incorrect, the individual will incur no personal liability as a result, unless the individual acted fraudulently or recklessly in giving the certificate. In this case any liability of the individual will be determined in accordance with applicable law.

36.          LANGUAGE

(a)           Any notice given in connection with a Finance Document must be in English.

(b)           Any other document provided in connection with a Finance Document must be:

(i)            in English; or

(ii)           (unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

37.          GOVERNING LAW

This Agreement is governed by English law.

38.          JURISDICTION

(a)           The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)           The English courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)           This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)            proceedings in any other court; and

(ii)           concurrent proceedings in any number of jurisdictions.

39.          WAIVER OF TRIAL BY JURY

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

COMMITMENTS

Name of Original Lender	Commitments
(US$)
Citibank, N.A., London Branch	950,000,000

The Royal Bank of Scotland Finance (Ireland)	300,000,000

The Royal Bank of Scotland plc	650,000,000

Total	1,900,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BEFORE FIRST REQUEST

1.             Obligors

(a)           A copy of the constitutional documents of each Obligor.

(b)           A resolution of the board of directors of each Obligor approving the terms of, and the transactions contemplated by, this Agreement.

(c)           A specimen of the signature of each person authorised on behalf of each Obligor to execute or witness the execution of any Finance Document or to sign or send any Request, document or notice in connection with any Finance Document.

2.             Legal opinions

A legal opinion of Clifford Chance LLP, legal advisers to the Mandated Lead Arrangers and the Facility Agent substantially in the form distributed to the Lenders prior to the date of this Agreement, addressed to the Finance Parties.

3.             Miscellaneous

(a)           A copy of the Litigation Report.

(b)           A copy of the Original Financial Statements.

PART 2

FOR AN ADDITIONAL GUARANTOR

Additional Guarantors

1.             A Guarantor Accession Agreement, duly executed by the Obligors’ Agent and the Additional Guarantor.

2.             A copy of the constitutional documents of the Additional Guarantor.

3.             A copy of a resolution of the board of directors of the Additional Guarantor approving the terms of, and the transactions contemplated by, the Guarantor Accession Agreement.

4.             A specimen of the signature of each person authorised on behalf of the Additional Guarantor to execute or witness the execution of any Finance Document.

5.             In the case of an Additional Guarantor incorporated in the U.K., a copy of a resolution, signed by all (or any lower percentage agreed by the Facility Agent) of the holders of its issued or allotted shares, approving the terms of, and the transactions contemplated by, the Guarantor Accession Agreement.

6.             A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document specified in Part 2 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Guarantor Accession Agreement.

7.             If available, a copy of the latest audited accounts of the Additional Guarantor.

8.             For any Additional Guarantor which is not incorporated under the laws of England and Wales, evidence that its agent under the Finance Documents for service of process in England has accepted its appointment.

Legal opinions

1.             A legal opinion of legal advisers in England and Wales addressed to the Finance Parties.

2.             If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion from legal advisers in that jurisdiction, addressed to the Finance Parties.

SCHEDULE 3

FORM OF NOTICES

PART 1

FORM OF REQUEST

To:          [●] as Facility Agent

From:      [               ]

Date:       [               ]

[IMPERIAL TOBACCO FINANCE PLC/IMPERIAL TOBACCO ENTERPRISE FINANCE LIMITED/IMPERIAL TOBACCO FINANCE (2) PLC] – US$1,900,000,000

Credit Agreement dated [●] 2007

(the Agreement)

1.             We refer to the Agreement. This is a Request.

2.             We wish to [borrow a Loan]/[arrange for a Letter of Credit to be issued] on the following terms:

(a)           Borrower:                          [               ]

(b)           Utilisation Date:                [               ]

(c)           Amount/currency:             [               ]

(d)           Term:                                 [               ]

(e)           [Maturity Date [if Letter of Credit]:         [         ]

(f)            [Beneficiary [if Letter of Credit]:             [         ]

3.             Our [payment/delivery] instructions are:       [         ].

4.             We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.             [We attach a copy of the proposed Letter of Credit.]

6.             This Request is irrevocable.

[               ]

By:

PART 2

FORM OF GUARANTOR ACCESSION AGREEMENT

To:          [●] as Facility Agent

From:      Imperial Tobacco Finance PLC and [Proposed Guarantor]

Date:       [               ]

IMPERIAL TOBACCO FINANCE PLC - US$1,900,000,000

Credit Agreement dated [●] 2007

(the Agreement)

1.             We refer to the Agreement. This is a Guarantor Accession Agreement.

2.             [Name of company] of [address/registered office] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor.

3.             This Guarantor Accession Agreement is a Finance Document.

4.             This Guarantor Accession Agreement is governed by English law.

IMPERIAL TOBACCO FINANCE PLC

By:

[PROPOSED GUARANTOR]

Schedule 4

Calculation of the Mandatory Cost

1.             General

(a)           The Mandatory Cost is to compensate a Lender for the cost of compliance with:

(i)            the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions); or

(ii)           the requirements of the European Central Bank.

(b)           The Mandatory Cost is expressed as a percentage rate per annum.

(c)           The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each Lender in the relevant Loan) of the rates for the Lenders calculated by the Facility Agent in accordance with this Schedule on the first day of a Term (or as soon as possible after then).

(d)           The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

(e)           Any determination by the Facility Agent pursuant to this Schedule will be, in the absence of manifest error, conclusive and binding on all the Parties.

2.             For a Lender lending from a Facility Office in the U.K.

(a)           The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formulae:

for a Loan in Sterling:

for any other Loan:

where on the day of application of the formula:

A             is the percentage of that Lender's eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B             is the percentage rate of LIBOR and, if a Loan is due and payable but unpaid by a Borrower, the additional rate of interest specified in Clause 11.4 (Interest on overdue amounts), for the relevant Term;

C             is the percentage (if any) of that Lender's eligible liabilities which the Bank of England requires it to place as an interest bearing special deposit;

D             is the percentage rate per annum payable by the Bank of England on interest bearing special deposits; and

E              is calculated by the Facility Agent as being the average of the rates of charge under the fees rules supplied by the Reference Banks to the Facility Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)           For the purposes of this paragraph 2:

(i)            eligible liabilities and special deposit(s) have the meanings given to them at the time of application of the formula pursuant to the Bank of England Act 1988 or (as appropriate) by the Bank of England;

(ii)           fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;

(iii)          fee tariffs means the fee tariffs specified in the fees rules under fee-block Category A1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate); and

(iv)          tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.

(c)           (i)            In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15. A negative result obtained by subtracting D from B is taken as zero.

(ii)           Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)           If requested by the Facility Agent, each Reference Bank must, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules for that financial year of the Financial Services Authority (calculated by that Reference Bank as being the average of the fee tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(e)           Each Lender must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender. In particular, each Lender must supply the following information on or prior to the date on which it becomes a Lender:

(i)            the jurisdiction of its Facility Office; and

(ii)           any other information that the Facility Agent reasonably requires for that purpose.

Each Lender must promptly notify the Facility Agent of any change to the information supplied to it under this paragraph.

(f)            The percentages of each Lender for the purposes of A and C above and the rates of charge of each Reference Bank for the purpose of E above are determined by the Facility Agent based upon the information supplied to it under paragraphs (d) and (e) above. Unless a Lender notifies the Facility Agent to the contrary, the Facility Agent may assume that the Lender's obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(g)           The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender. The Facility Agent is entitled to assume that the information provided by any Lender or Reference Bank under this Schedule is true and correct in all respects.

3.             For a Lender lending from a Facility Office in a Participating Member State

(a)           The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent. This percentage rate per annum must be certified by that Lender in its notice to the Facility Agent as its reasonable determination of the cost (expressed as a percentage of that Lender's share in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

(b)           If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.             Changes

(a)           The Facility Agent may, after consultation with the Obligors' Agent and the Lenders, determine and notify all the Parties of any amendment to this Schedule which is required to reflect:

(i)            any change in law or regulation; or

(ii)           any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

(b)           If the Facility Agent, after consultation with the Obligors' Agent, determines that the Mandatory Cost for a Lender lending from a Facility Office in the U.K. can be calculated by reference to a screen, the Facility Agent may notify all the Parties of any amendment to this Agreement which is required to reflect this.

Schedule 5

Form of Transfer Certificate

To:          [•] as Facility Agent

From:      [The Existing Lender] (the Existing Lender) and [the New Lender] (the New Lender)

Date:       [               ]

IMPERIAL TOBACCO FINANCE PLC - US$1,900,000,000

Credit Agreement dated [•] 2007

(the Agreement)

1.             We refer to the Agreement. This is a Transfer Certificate.

2.             The Existing Lender transfers by novation to the New Lender the Existing Lender's rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

3.             The proposed Transfer Date is [               ].

4.             The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

5.             [The Lender is a U.K. Non-Bank Lender.]

6.             This Transfer Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [ ].

[FACILITY AGENT]

By:

(1)           Include if applicable.

Schedule 6

Form of Compliance Certificate

To:          [•] as Facility Agent

From:      Imperial Tobacco Finance PLC

Date:       [               ]

IMPERIAL TOBACCO FINANCE PLC - U.S.$1,900,000,000

Credit Agreement dated [•] 2007

(the Agreement)

1.             We refer to the Agreement. This is a Compliance Certificate.

2.             We confirm that as at [insert relevant testing date]:

(a)           Consolidated EBITDA was [               ] [(including Proforma EBITDA of [               ] in connection with the acquisition of [               ])](2) and Consolidated Total Net Borrowings were [               ] and therefore, the ratio of Consolidated Total Net Borrowings to Consolidated EBITDA was [               ]; and

(b)           Consolidated EBITDA [(excluding Proforma EBITDA) was [               ]] and Consolidated Net Interest Payable was [               ] therefore, the ratio of Consolidated EBITDA to Consolidated Net Interest Payable was [     ] to 1.

3.             We set out below calculations establishing the figures in paragraph 2 above:

[               ].

4.             We confirm that the following companies were Principal Subsidiaries at [insert relevant testing date]:

[               ].

5.             [We confirm that no Default is outstanding as at [insert relevant testing date].](3)

IMPERIAL TOBACCO FINANCE PLC

By:

(2)           Include only for any Measurement Period which includes the effective date of any acquisition or investment.

(3)           This statement need only be made if requested by the Facility Agent pursuant to Clause Error! Reference source not found. (Compliance Certificates). If this statement has been requested by the Facility Agent but cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

Schedule 7

Form of Resignation Request

To:          [•] as Facility Agent

From:      Imperial Tobacco Finance PLC

Date:       [               ]

IMPERIAL TOBACCO FINANCE PLC - US$1,900,000,000

Credit Agreement dated [•] 2007

(the Agreement)

1.             We refer to the Agreement. This is a Resignation Request.

2.             We request that [resigning Guarantor] be released from its obligations as a Guarantor under the Agreement.

3.             We confirm that no Default is outstanding or would result from the acceptance of this Resignation Request.

4.             We confirm that as at the date of this Resignation Request no amount owed by [resigning Guarantor] under the Agreement is outstanding.

5.             This Resignation Request is governed by English law.

IMPERIAL TOBACCO FINANCE PLC	[Relevant Guarantor]

By:	By:

The Facility Agent confirms that this resignation takes effect on [ ].

[FACILITY AGENT]

By:

Schedule 8

Form of Letter of Credit

To:          [Beneficiary]

(the Beneficiary)

[DATE]

Dear Sir,

Irrevocable Standby Letter of Credit no. [          ]

At the request of [                    ], The Royal Bank of Scotland plc (the Issuing Bank) issues this irrevocable standby letter of credit (Letter of Credit) in your favour on the following terms:

1.             Definitions

In this Letter of Credit:

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].

Demand means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

Expiry Date means [                         ].

Total L/C Amount means [                         ].

2.             Issuing Bank's agreement

(a)           The Beneficiary may request a drawing [or drawings] under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand may not be given after the Expiry Date.

(b)           Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [10] Business Days of receipt by it of a Demand validly presented under this Letter of Credit, it must pay to the Beneficiary the amount which is demanded for payment in that Demand.

(c)           The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.             Expiry

(a)           On [           ] p.m. ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(b)           The Issuing Bank will be released from its obligations under this Letter of Credit on the date prior to the Expiry Date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(c)           When the Issuing Bank is no longer under any obligation under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.             Payments

All payments under this Letter of Credit must be made in [           ] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.             Delivery of Demand

Each Demand must be in writing, and may be given in person, by post, fax or any other electronic communication and must be received by the Issuing Bank at its address as follows:

[

]

For the purpose of this Letter of Credit, electronic communication will be treated as being in writing.

6.             Assignment

The Beneficiary's rights under this Letter of Credit may not be assigned or transferred.

7.             ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590).

8.             Governing Law

This Letter of Credit is governed by English law.

9.             Jurisdiction

The English courts have exclusive jurisdiction to settle any dispute in connection with this Letter of Credit.

Yours faithfully,

THE ROYAL BANK OF SCOTLAND PLC

By:

SCHEDULE

FORM OF DEMAND

To:          The Royal Bank of Scotland plc

[DATE]

Dear Sirs

Irrevocable Standby Letter of Credit no. [           ] issued in favour of [BENEFICIARY] (the Letter of Credit)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.             We certify that the sum of [          ] is due [and has remained unpaid for at least [    ] Business Days under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [          ].

2.             Payment should be made to the following account:

Name:

Account Number:

Bank:

3.             The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For

[BENEFICIARY]

Signatories

Borrowers

IMPERIAL TOBACCO FINANCE PLC

By:          JOHN JONES

IMPERIAL TOBACCO FINANCE (2) PLC

By:          JOHN JONES

IMPERIAL TOBACCO ENTERPRISE FINANCE LIMITED

By:          JOHN JONES

Original Guarantors

IMPERIAL TOBACCO GROUP PLC

By:          JOHN JONES

IMPERIAL TOBACCO LIMITED

By:          JOHN JONES

Mandated Lead Arrangers

CITIGROUP GLOBAL MARKETS LIMITED

By:          PAUL GIBBS

THE ROYAL BANK OF SCOTLAND PLC

By:          VICTORIA READ

The Lenders

CITIBANK, N.A., LONDON BRANCH

By:          PAUL GIBBS

THE ROYAL BANK OF SCOTLAND FINANCE (IRELAND)

By:          GER PRENDERGAST                       FERGUS O'DONNELL

THE ROYAL BANK OF SCOTLAND PLC

By:          IAN ROBERTSON

Issuing Bank

THE ROYAL BANK OF SCOTLAND PLC

By:          IAN ROBERTSON

Facility Agent

THE ROYAL BANK OF SCOTLAND PLC

By:          MARK HARRISON